PURCHASE AGREEMENT

By and Among

Crompton Corporation, as Crompton

and

Uniroyal Chemical Company, Inc.

and

GT Seed Treatment, Inc. as the Sellers,

and

Bayer CropScience LP, as Purchaser

and

Gustafson LLC, as the Company

Dated as of March 22, 2004

SCHEDULES

Schedule 4.1(b):	Authorizations, Consents and Approvals Needed by the Sellers
Schedule 4.1(c):	Authorizations, Consents and Approvals Needed by Crompton
Schedule 4.1(d):	Authorizations, Consents and Approvals Needed by the Company
Schedule 4.1(e):	Title to Offered Membership Interest
Schedule 4.1(g):	Pending Litigation Against Crompton, the Sellers or the Company
Schedule 4.1(h):	Subsidiaries and Other Investments
Schedule 4.1(i):	Taxes
Schedule 4.1(j):	Undisclosed Liabilities (Sellers' Knowledge)
Schedule 4.1(l):	Necessary Assets
Schedule 4.2(b):	Authorization, Consents and Approvals Needed by Purchaser
Schedule 4.2(c):	Pending Litigation Against Purchaser or the Company
Schedule 4.2(d):	Undisclosed Liabilities (Purchaser's Knowledge)
Schedule 5.1(b):	Conduct of Business Prior to Closing
Schedule 6.1(j):	Material Agreements Requiring Consent
Schedule 7.1(c):	Requested Pre-Exercise Technology
Schedule 7.1(d):	Requested Crompton Technology
Schedule 7.4:	List Of Employees (No-Hire)
Schedule 8.4(c)(iv):	Locations in United States and Mexico

EXHIBITS

EXHIBIT A	FORM OF SECOND LLC AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT OF GUSTAFSON LLC
EXHIBIT B	FORM OF LLC CERTIFICATE OF MEMBERSHIP INTEREST
EXHIBIT C	FORM OF OPINION OF COUNSEL TO PURCHASER AND ITS AFFILIATES
EXHIBIT D -1	FORM OF OPINION OF COUNSEL TO CROMPTON, THE SELLERS AND THEIR AFFILIATES
EXHIBIT D -2	FORM OF OPINION OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
EXHIBIT E	FORM OF ALTERNATIVE DISPUTE RESOLUTION PROCEDURES
EXHIBIT F	FORM OF TERMINATION AGREEMENT FOR MARKETING RIGHTS AND MARGIN AGREEMENT
EXHIBIT G	FORM OF AMENDMENT TO PRE-EXERCISE DISTRIBUTION AND TECHNOLOGY LICENSE AGREEMENT
EXHIBIT H	FORM OF TRANSFER AGREEMENT FOR THIRAM TECHNICAL REGISTRATION
EXHIBIT I	FORM OF CONSENT (MATERIAL CONTRACTS)
EXHIBIT J	FORM OF INCUMBENCY AND SPECIMEN CERTIFICATE
EXHIBIT K	FORM OF OFFICER'S CERTIFICATE REGARDING WARRANTIES
EXHIBIT L-1	FORM OF SUPPLY AGREEMENT (THIRAM)
EXHIBIT L-2	FORM OF SUPPLY AGREEMENT (PCNB)
EXHIBIT L-3	FORM OF SUPPLY AGREEMENT (VITAVAX TECH)
EXHIBIT L-4	FORM OF SUPPLY AGREEMENT IPCONAZOLE FOR VORTEX FORMULATION FOR CORN, COTTON AND SORGHUM)
EXHIBIT M	FORM OF DISTRIBUTOR AGREEMENT - EQUIPMENT
EXHIBIT N	FORM OF DISTRIBUTOR AGREEMENT - VITAVAX FORMULATIONS (UNITED STATES AND MEXICO)
EXHIBIT O	FORM OF DISTRIBUTOR AGREEMENT - PRODUCTS (TO CROMPTON OUTSIDE TERRITORY)
EXHIBIT P-1	FORM OF US SERVICES TERMINATION AGREEMENT
EXHIBIT P-2	FORM OF MEXICO SERVICES AMENDMENT
EXHIBIT Q	FORM OF BAYER LETTER AGREEMENT
EXHIBIT R	[INTENTIONALLY OMITTED]
EXHIBIT S	FORM OF OPINION OF COUNSEL TO THE COMPANY
EXHIBIT T	FORM OF RELEASE AGREEMENT
EXHIBIT U	LIST OF EXISTING PRODUCTS
EXHIBIT V-1	SECTION 7.1(F) CONTRACTS - THIRD PARTY
EXHIBIT V-2	SECTION 7.1(F) CONTRACTS - CROMPTON

                                              PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT is dated as of March 22, 2004 (the "Effective Date"), by and among Crompton Corporation, a corporation organized under the laws of the State of Delaware, United States of America ("Crompton"), Uniroyal Chemical Company, Inc., a corporation organized under the laws of the State of New Jersey, United States of America ("Uniroyal"), GT Seed Treatment, Inc., a corporation organized under the laws of the State of Minnesota, United States of America ("GT Seed Treatment", and together with Uniroyal, "Sellers"), and Gustafson LLC, a limited liability company organized under the laws of the State of Delaware, United States of America (the "Company"), and Bayer CropScience LP, a limited partnership organized under the laws of the State of Delaware, United States of America ("Purchaser").

W I T N E S S E T H:

WHEREAS, Purchaser is the successor to the agricultural business of Bayer Corporation and is a subsidiary of Bayer CropScience AG.

WHEREAS, Bayer Corporation's Membership Interest in the Company was contributed to Bayer CropScience LP upon its formation on November 1, 2002 and Bayer CropScience AG was formed following the merger of the crop science businesses of Bayer AG and Aventis CropScience Holding, S.A. on June 3, 2002.

WHEREAS, GT Seed Treatment and Purchaser each owns a fifty percent (50%) Membership Interest in the Company.

WHEREAS, GT Seed Treatment desires to sell to Purchaser and Purchaser desires to purchase, GT Seed Treatment's Membership Interest in the Company.

NOW, THEREFORE, for good and valuable consideration, including the agreements of the parties hereinafter set forth, the parties hereto agree as follows:

ARTICLE 1 DEFINITIONS

When used in this Agreement and the above Recitals, the following capitalized terms shall have the meanings specified in this Article 1. Other terms are defined in the text of this Agreement, and throughout this Agreement, those terms shall have the meanings respectively ascribed to them:

"1998 Excluded Obligations" means the Excluded Obligations as such term is defined in Section 2.2(b) of the 1998 Purchase Agreement.

"1998 Purchase Agreement" means the Purchase Agreement, dated November 20, 1998, by and among Crompton & Knowles Corporation, Uniroyal Chemical Company, Inc., Trace Chemicals, Inc., and Gustafson, Inc., as sellers, and Bayer Corporation, as purchaser, and Gustafson LLC.

"2004 Excluded Obligations" means any and all Claims, Losses, liabilities or obligations, whether known, unknown, contingent or otherwise, resulting from, arising out of, or in any way related to or associated with (a) prior to or on the Closing Date, the operation through the Company or its Affiliates by Crompton and its Affiliates of businesses of Crompton or its Affiliates that are not part of, or consisting of, the sale of products for Seed Treatment uses or applications or the Business, including without limitation, the potential tax liability in Mexico arising from transfer pricing for such products not sold for Seed Treatment uses or applications through Industrias Gustafson; (b) prior to November 20, 1998 or on or after the Closing, the Thiram Registration that is being transferred to Crompton pursuant to a transfer agreement in the form to be attached as Exhibit H following the date of this Agreement; or (c) the Task Force Agreement. For the avoidance of doubt, any Claims, Losses, liabilities or obligations, whether known, unknown, contingent or otherwise resulting from, arising out of, or in any way related to or associated with Formulations manufactured or sold by the Company which include Thiram as an ingredient are not 2004 Excluded Obligations.

"Active Ingredient" or "Active Ingredients" means any and all naturally occurring or synthetically produced substances, compounds, mixtures, or Biologicals, whether now existing or hereafter developed, which prevent, destroy, repel or mitigate any Pest, or accelerate or retard the rate of growth, germination or maturation, or otherwise protect, or alter the behavior of, seeds, stored grains, or plants or the products thereof.

"Affiliate" or "Affiliates" means, with respect to any Person, any other Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such first mentioned Person. As used in this definition of Affiliate, the term "control" (including "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, as trustee, by contract, or otherwise. Prior to the Closing Date, the Company shall not be considered an Affiliate of any Person other than Industrias Gustafson, Trace Chemicals LLC, Agro ST, Inc., and the Gustafson Partnership.

"Agency" or "Agencies" means individually and collectively, (a) the Environmental Protection Agency and any other national, local, provincial or other governmental or regulatory agency in the US or Mexico which now regulates, or may in the future regulate, the use, development, registration or sale of products sold by the Company; and (b) the US Patent and Trademark Office, the US Copyright Office and any other national, local, provincial or other governmental or regulatory agency in the US or Mexico which now regulates, or may in the future regulate, the protection, use, or registration of Technology.

"Aggregate Indemnification Cap" shall have the meaning given to such term in Section 8.2(e).

"Agreement" means this agreement together with the schedules attached hereto and the exhibits attached hereto or later agreed to by the parties.

"Amended Pre-Exercise Agreement" means the Pre-Exercise Agreement as amended by the Amendment to the Pre-Exercise Agreement by and among Crompton, Purchaser and the Company dated as of the Closing Date, in the form attached hereto as Exhibit G.

"Bayer CropScience Inc." means Bayer CropScience Inc., a corporation continued under the Canada Business Corporations Act.

"Bayer Letter Agreement" shall have the meaning given to such term in Section 6.2(j).

"Biological" or "Biologicals" means any and all naturally occurring or synthetically produced biological organisms which prevent, destroy, repel or mitigate any Pest, or accelerate or retard the rate of growth, germination or maturation, or otherwise protect, or alter the behavior of, seeds, stored grains, or plants or the products thereof and/or any inoculants.

"Business" means the business of the Company.

"Cessation Environmental Liability" shall have the meaning given to such term in Section 8.4(d)(i).

"Claim" or "Claims" means any claim, demand, action, cause of action, suit, enforcement action or proceeding, whether at law or in equity.

"Closing" shall have the meaning given to such term in Section 3.1.

"Closing Agreements" means certificates and agreements (excluding any agreements referenced in any schedule hereto) to be delivered pursuant to Sections 6.4, 6.5 and 6.6, and any document or agreement listed as an Exhibit to this Agreement.

"Closing Date" shall have the meaning given to such term in Section 3.1.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" shall have the meaning given to such term in the Preamble.

"Company Employees" shall have the meaning given to such term in Section 6.7(c).

"Competition Acts" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Competition Act (Canada), as amended, and any laws or regulations enforced by the Federal Competition Commission of Mexico.

"Confidential Information" means all confidential and/or proprietary information of a Person (the "Owning Person"), whether arising under statute, common law or otherwise, whether belonging wholly or in part to the Owning Person, and whether subject to license or other grant of rights by or to the Owning Person as licensor or as licensee; but, specifically excluding, information that is generally known to those skilled in a chemical or life sciences field, including without limitation, the agrochemical field, and information as to a Receiving Person (as defined below) and only as to such Receiving Person, that (a) is lawfully known to such Receiving Person prior to the disclosure by the Owning Person to such Receiving Person; (b) is lawfully acquired by such Receiving Person, rightfully furnished to such Receiving Person, or Publicly Available to such Receiving Person; (c) is information which such Receiving Person can document was independently developed by such Receiving Person; (d) was lawfully reverse engineered by such Receiving Person; or (e) is required to be disclosed by such Receiving Person pursuant to law, provided such Receiving Person uses reasonable efforts to give the Owning Person reasonably detailed prior notice of such required disclosure and an opportunity to oppose such disclosure. As used in this definition, "Receiving Person" means a Person to whom an Owning Person has delivered confidential and/or proprietary information.

"Contamination" means the emission, discharge or release of any Hazardous Substance to, on, onto or into the environment and the effects of such emission, discharge or release, including, without limitation, the presence or existence of any such Hazardous Substance as addressed by a Governmental Authority pursuant to applicable Environmental Laws.

"Contamination/Compliance De Minimis Amount" means an amount less than or equal to FORTY THOUSAND AND 00/100 UNITED STATES DOLLARS (US$40,000.00).

"Crompton" shall have the meaning given to such term in the Preamble.

"Crompton Co./Cie" means Crompton Co./Cie, an unlimited liability company organized under the laws of the Province of Nova Scotia, Canada.

"Crompton 401(k) Plan" shall have the meaning given to such term in Section 4.1(f).

"CromptonTechnology" shall have the meaning given to such term in the Amended Pre-Exercise Agreement.

"Deferred Dividend" shall mean an amount equal to the product of US $9.4605 Million (one-half of US $18.921 Million) multiplied by a fraction, the numerator of which is a number equal to the number of days beginning with September 24, 2003, the date the Company declared the dividend in 2003, and ending on the Closing Date (exclusive of September 24, 2003 but inclusive of the Closing Date), and the denominator of which is three hundred and sixty-six (366), which amount is to be paid as compensation for earnings of the Company and Gustafson Partnership during the period from September 24, 2003 to the Closing Date. For example purposes only, if the Closing Date is February 15, 2004 and the dividend date was September 24, 2003, the difference between those dates is 144 days. The fraction, the numerator of which is 144 days and the denominator of which is 366, which equals 0.3934. Therefore, the Deferred Dividend would equal US $9.4605 million multiplied by 0.3934 or US $3.722 Million.

"Deferred Purchase Price" shall have the meaning given to such term in Section 2.2.

"De Minimis Amount" means an amount less than or equal to FIFTEEN THOUSAND AND 00/100 UNITED STATES DOLLARS (US$15,000.00).

"Dispute" means any dispute, controversy or claim arising out of or relating to this Agreement, including without limitation, an alleged failure of a Person or its Affiliate to perform any of its obligations under this Agreement, any alleged default by Purchaser, Crompton or the Sellers pursuant to Section 10.2, or any claim which relates to the Confidential Information of any Person; but, specifically, excluding, any dispute, controversy or claim arising out of or relating to the performance under, any Closing Agreements by any party thereto, on or after the Closing Date. For purposes of this Agreement and the Closing Agreements, any disagreement between the parties as to whether any dispute, controversy or claim is a "Dispute", to be resolved pursuant to Section 11.14(b) hereof, or a matter to be resolved in accordance with the provisions of the Closing Agreements shall be deemed to be a "Dispute".

"Effective Date" shall have the meaning given to such term in the Preamble.

"Environmental Clean-up" means any and all actions, including those that are investigative in nature and those involving the study or selection of remedial alternatives, taken in response to any Contamination, including but not limited to, analysis, monitoring, investigation, removal, treatment, clean-up, prevention of migration of or other disposal of or remediation of any Hazardous Substances required under applicable Environmental Law or required by Governmental Authorities.

"Environmental Costs" means any and all costs and expenses (including, without limitation, reasonable attorney, consultant and engineer fees and expenses) for an Environmental Clean-up.

"Environmental Laws" means, collectively, any and all laws, ordinances, rules, regulations, directives, orders, authorizations, decrees, notices, permits, binding plans, demand letters or other mandates, proscriptions or prescriptions of any nature, whether current or future of a Governmental Authority relating in any way to any Hazardous Substance, Contamination, protection of the environment, protection of natural resources, or protection of health and safety, including, without limitation, those relating to emissions, discharges, releases or threatened emissions, discharges or releases to, on, onto or into the environment of any Hazardous Substance.

"Environmental 1998 Excluded Obligation" shall have the meaning given to such term in Section 8.4(a).

"Environmental Liability" shall mean any and all liabilities, Losses, Claims, penalties, damages, Environmental Costs, expenses, remediation or inspection costs and any expenses (including, without limitation, reasonable attorney, consultant and engineer fees and expenses) of whatever kind or nature, known or unknown, contingent or otherwise, relating to compliance with or arising from any Environmental Law or arising under any theory of law or equity and relating to, or arising from, Contamination or the use, treatment, storage, disposal, transport, generation, exposure to or handling of any Hazardous Substance.

"Environmental Matters" means any matter arising out of or relating to health, safety, pollution, Contamination, Environmental Laws, compliance with Environmental Laws or protection of the environment (indoor or outdoor), including, without limitation, any of the foregoing relating to the presence, use, production, generation, handling, transport, management, treatment, storage, disposal, distribution, discharge, release, migration, control or cleanup of, or exposure to, any Hazardous Substance.

"Equipment" means any and all equipment that the Company has the right to manufacture, develop, market or sell whether for Seed Treatment uses and applications or for other than Seed Treatment uses or applications, including without limitation, seed treaters, size rights, screens, cylinders, and samplers.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Excepted Liabilities" shall have the meaning given to such term in Section 8.2(e).

"Existing Formulations" means collectively, the Formulations listed as Existing Formulations on the Closing Date, or that are added later in the Exhibits to one of the supply agreements by and between Crompton and Bayer for PCNB, Thiram, Vitavax® and Ipconazole, and the Formulations that are listed as Formulations on the Closing Date or are added later to the distributor agreements by and between Crompton and Bayer for Seed Treatment uses and applications in United States or Mexico, or to the distributor agreements by and between Crompton Co./Cie and Bayer CropScience Inc. for Formulations for Seed Treatment uses and applications in Canada.

"Existing Product" or "Existing Products" means the Seed Treatment product(s) listed on Exhibit U and any Modifications of such products. Exhibit U represents (a) products produced, manufactured or sold by the Company or Gustafson Partnership for Seed Treatment uses and applications as of or prior to the Closing Date, or to which the Company or Gustafson Partnership possessed or obtained rights during the period between November 20, 1998 and the Closing Date, and (b) Formulations or Active Ingredients that are or have been in field trial for Seed Treatment uses and applications in the United States, Canada or Mexico before the Closing Date or for which, between November 20, 1998 and the Closing Date, the Company or Gustafson Partnership had prepared a written budget that is reflected in the Company's or Gustafson Partnership's approved 2004 budget and a plan to field trial for Seed Treatment uses and applications in the United States, Canada or Mexico, provided however, that to the extent a product meets the requirements of (a) or (b), and such product is not currently included on Exhibit U, such product may be added by Purchaser to Exhibit U during the period starting at Closing and ending one hundred eighty (180) days after the Closing Date. Notwithstanding the foregoing, (i) in the case of Ipconazole, the Active Ingredient Ipconazole, and any Ipconazole-containing Formulations (other than the Vortex Formulation in the United States for corn, sorghum and cotton in the United States) shall not be considered an Existing Product, and (ii) in the case of Lindane, any Lindane-containing Formulations for Seed Treatment uses and applications in Canada shall not be considered Existing Products (but Lindane-containing Formulations for Seed Treatment uses and applications in the U.S. and Mexico shall each be considered an Existing Product). Except as specifically set forth in (i) and (ii) in the immediately preceding sentence, a product that is registered, produced, manufactured or sold for Seed Treatment uses and applications in any one country in the Territory shall be considered an Existing Product for Seed Treatment uses and applications in all countries in the Territory. If an Existing Product has a registration number or a model number, such number will be added to Exhibit U during the period beginning at Closing and ending one hundred eighty (180) days after the Closing Date. If a product listed on Exhibit U does not have a registration number, it will be identified as developmental if such product has been under development by the Company or its Affiliates at any time prior to the Closing Date (a "Developmental Product"). Products that do not have a registration number or are not Developmental Products will be deleted from Exhibit U during the one hundred eighty (180) day period following Closing.

"Financial Statements" means the consolidated unaudited income statement of the Company for the year ended January 25, 2004 and the consolidated unaudited balance sheet of the Company as of January 25, 2004, which income statement and balance sheet shall reflect all of the assets and obligations of the Company.

"Formulation" or "Formulations" means a substance or compound, or mixture of substances or compounds that includes one or more Active Ingredients, or one or more Other Products and/or Services.

"General Indemnification Cap" shall have the meaning given to such term in Section 8.2(d).

"Good Faith Efforts" means good faith negotiations between the parties, including the offer by each party of meaningful proposals and compromises on price and other material terms, and participation by each party in negotiations to reach a compromise on disputed terms.

"Governmental Authority" or "Governmental Authorities" means any government, any governmental entity, department, commission, board, agency or instrumentality, any Agency, and any judicial or administrative court, tribunal or judicial or arbitral body, whether foreign, supra-national, national, state or local.

"GT Seed Treatment" shall have the meaning given to it in the Preamble.

"Gustafson Business Entity" shall have the meaning given to such term in the 1998 Purchase Agreement.

"Gustafson Partnership" means Gustafson Partnership, a general partnership formed under the laws of Ontario, Canada.

"Gustafson Partnership Purchase Agreement" means the agreement between Crompton Co./Cie and Bayer CropScience Inc. dated as of the Effective Date, regarding the purchase by Bayer CropScience Inc. of the "Offered Partnership Interest" (as defined therein) in Gustafson Partnership held by Crompton Co./Cie.

"Hazardous Substance" shall mean any element, substance, compound or mixture (including, without limitation, any pollutant, contaminant, chemical, petroleum product or constituent or industrial, toxic or hazardous substance or waste and any degradation product thereof) whether solid, liquid or gaseous, that: (a) is or shall be in the future subject to regulation of any kind (including, without limitation, regulation by statute, rule, regulation, directive, ordinance, order, decree, notice, plan or demand letter) by any Governmental Authority or statutory or regulatory body with regard to protection of the environment or protection of health and safety; or (b) the presence or existence of which shall at any time give rise, under any theory of law or equity, to any Environmental Liability.

"Industrias Gustafson" means Industrias Gustafson S.A. de C.V., a corporation organized under the laws of Mexico, and a wholly-owned subsidiary of the Company.

"Industrias Gustafson Employee" means those persons employed at Industrias Gustafson as of the Closing Date.

"Initial Purchase Price" shall have the meaning given to such term in Section 2.2.

"Ipconazole Plan" shall have the meaning given to such term in Section 7.5(d).

"Kureha Consent" shall mean a written consent from Kureha Chemical Industry Co., Ltd., in a form reasonably satisfactory to Purchaser, which permits (a) Purchaser and the Company to purchase Ipconazole from Crompton to make and sell the Vortex Formulation for corn, cotton and sorghum in the United States for at least five (5) years from the date of such consent, pursuant to and on the terms of a Supply Agreement for Ipconazole to be executed by Purchaser and Crompton at Closing and (b) Crompton to grant rights to cite any existing data required to support the registration of the Vortex Formulation for corn, cotton and sorghum in the United States to the extent such data is not owned by or in the possession of the Company.

"Laws" means all national, state, local, foreign or other laws, rules, regulations, guidelines, injunctions, building and other codes, authorizations, notices, directives, demand letters or other mandates, proscriptions or prescriptions, ordinances, permits, licenses, judgments, decrees of national, state, local, foreign or other authorities, and all orders, writs, decrees and consents of any governmental or political subdivision or Agency thereof, or any court or similar Person established by any such governmental or political subdivision or Agency thereof.

"Liens" means liens, encumbrances, Claims, charges, security interests or rights of first refusal; any limitations on voting rights; or any right of any Third Party, rights of redemption, equities, and any other restrictions of any kind or nature whatsoever, including any leases, licenses, escrows, options, security or other deposits, rights of redemption, chattel mortgages, conditional sales arrangements or collateral security arrangements.

"LLC Agreement" means the Limited Liability Company Agreement of the Company effective as of September 23, 1998, as amended by First Amendment to the Limited Liability Company Agreement of the Company effective as of November 20, 1998.

"LLC Certificate" means the Certificate evidencing the Offered Membership Interest, the form of which is attached hereto as Exhibit B and incorporated herein by reference.

"Location" means any location owned, operated or leased in the United States or Mexico by the Company or any of its Affiliates on the Closing Date and utilized in connection with the operation of the Business on the Closing Date and identified on Schedule 8.4(c)(iv).

"Losses" means losses (including, without limitation, all special and consequential damages and all damages for lost profits related to Claims made by Persons other than the Company, Purchaser, Crompton, any of the Sellers, and/or their respective Affiliates), damages, costs, Claims, expenses, liabilities, Taxes, interest, penalties, suits, judgments, orders, Liens, obligations and claims of any kind, whether administrative, judicial or otherwise, including, without limitation, the costs and expenses of assessments, settlements, investigations and compromises and also including, without limitation, reasonable attorneys', consultants', accountants' and expert witness fees and expenses; but specifically excluding all special and consequential damages, and all damages for lost profits related to Claims for indemnification made by the Company, Purchaser, Crompton, any of the Sellers, and/or their respective Affiliates.

"Marketing Rights Agreement" means the Marketing Rights and Margin Agreement dated as of November 20, 1998, by and among GT Seed Treatment, Purchaser, Bayer, Inc., the Company and Gustafson Partnership.

"Marketing Rights Termination Agreement" means the agreement in the form set forth on Exhibit F.

"Material Adverse" (including all derivations thereof) means materially adverse to the operations, affairs, financial condition, assets, properties or prospects (financial or otherwise) of a Person, or its business, each taken as a whole.

"Material Consents" shall have the meaning given to such term in Section 6.1(j).

"Member" shall have the meaning given to such term in the LLC Agreement.

"Membership Interest" shall have the meaning given to such term in the LLC Agreement.

"Mexican Registrations" shall have the meaning given to such term in Section 7.6.

"Modification(s)" means

(1) any modifications or amendments to a product or formulation if such modifications and/or amendments:

     (a) do not require a new registration number or

     (b) result in a new registration number being issued for one or more of the following reasons      (and for no other reason):

    change in the product name, brand name or company name or packaging of the           product,

    a change in the owner of the registration,

    the substitution of an inert ingredient for a different inert ingredient, wherein the           original and substituted inerts are commercially and chemically immaterial ingredients of           the Existing Product or Replacement Product and have the same purpose, the substitution of a generic Active Ingredient for an Active Ingredient,

    labeling and/or use of the product or formulation for a new crop,

    registration in a new country, and/or

    re-registration of a previously existing registration; and/or

(2) in the case of Other Products or Services, including coatings, colorant, pigments and dyes, and Biologicals to the extent unregistered, modifications or amendments that constitute an insignificant change in the formulation of such Other Products or Services or the unregistered Biologicals.

"Necessary Assets" shall have the meaning given to such term in Section 4.1(l).

"New Product" or "New Products" means any product, other than an Existing Product or a Replacement Product, for Seed Treatment uses and applications.

"Off-Site Liability" means Environmental Liability resulting from the presence of one or more Hazardous Substance generated by a Gustafson Business Entity, the Company or any of its Affiliates at an Off-Site Location. Off-Site Liability shall not include Environmental Liability resulting from the effects or results of migration of Hazardous Substances outside or beyond the boundary lines of any Location.

"Off-Site Location" means any location now or formerly owned, operated or leased by any Third Party or other location to which any Gustafson Business Entity, the Company or any of its Affiliates transported Hazardous Substances or arranged for the transportation of Hazardous Substances, or at which any Hazardous Substances of a Gustafson Business Entity, the Company or any of its Affiliates were deposited, disposed of or treated (including, without limitation by a Third Party toll manufacturer) other than a Location.

"Offered Membership Interest" shall have the meaning given to such term in Section 4.1(e).

"On-Site Contamination" means Contamination exceeding applicable regulatory or statutory standards or which a Third Party or Governmental Authority requires to be addressed at a Location. On-Site Contamination shall mean and include the effects or results of migration of Hazardous Substances outside or beyond the boundary lines of a Location.

"Other Products and/or Services" means (a) any products for Seed Treatment uses or applications, other than Active Ingredients, Formulations and Equipment including, without limitation, colorants, dyes, pigments and coatings; and (b) any activities of the Company, other than providing customer support and training or providing technical assistance in connection with marketing, sale or servicing of products.

"Person" means any individual, corporation, Governmental Authority, regulatory authority, limited liability company, partnership, trust, estate, unincorporated association or other entity.

"Pest" means any plant, animal or other organism, when and if determined by an Agency to be deleterious to man or the environment.

"Plan" shall have the meaning given to such term in Section 7.5(b).

"Post-Exercise Agreement" means the Post-Exercise Distribution and Technology License Agreement dated as of November 20, 1998, by and between GT Seed Treatment, Bayer Corporation and the Company.

"Pre-Exercise Agreement" means the Pre-Exercise Distribution and Technology License Agreement dated as of November 20, 1998, by and between GT Seed Treatment and the Company.

"Proceeding" means any action of a Governmental Authority, court or tribunal, including investigations, depositions, trials and arbitration proceedings.

"Publicly Available" means that the information in question is available from a public source; provided, however, that information shall not be deemed to be Publicly Available to a Person unless the Person contending the information is Publicly Available (a) has lawfully acquired such information through experimentation, research or other appropriate method of acquisition, and (b) if the form in which the Technology that is held by the Person claiming that the information is Publicly Available has commercial value, the Person claiming the information is Publicly Available has acquired such information in the same form held by the Person claiming the information is not Publicly Available.

"Purchaser" shall have the meaning given to such term in the Preamble.

"Purchaser 401(k) Plan" shall have the meaning given to such term in Section 6.7(d)(i).

"Purchaser Indemnitee(s)" shall have the meaning given to such term in Section 8.2(a).

"Purchaser's Knowledge" shall mean the knowledge of the following individuals: Bernd Naaf, Raj Kaul, Stephen Chaney, Pat Ragan, Mark Yogman, Olivier Mauroy, Frank Zrust and William Ferguson.

"Release Agreement" means the agreement in the form set forth on Exhibit T.

"Replacement Product" or "Replacement Products" means a Seed Treatment Formulation that is the same as an Existing Formulation in all of following ways: (a) it is registered, or submitted or to be submitted for registration in the Territory, (b) it acts as a substitute for an Existing Formulation being supplied or distributed to Purchaser or its Affiliates by Crompton or its Affiliates, (c) it covers one or more of the same crops (provided that if the Seed Treatment Formulation covers additional crops, it shall be a Replacement Product only with respect to the crop covered by the Existing Formulation), and (d) it has the same spectrum of control against Pests and disease. In the case of the Active Ingredient Ipconazole and any Formulations containing Ipconazole, "Replacement Product" means a Seed Treatment Formulation that (1) is registered, or submitted or to be submitted for registration in the United States, (2) covers corn, cotton and/or sorghum (but may also cover other crops) in the United States and (3) has the same spectrum of control against Pests and disease as the Vortex Formulation for corn, cotton and/or sorghum in the United States. For the avoidance of doubt, (i) any Ipconazole-containing Formulations that comply with the definition of Replacement Product shall be considered a Replacement Product in the United States for use on corn, cotton and/or sorghum, but any such Formulation shall not be considered a Replacement Product (A) with respect to Canada or Mexico for any crop or (B) with respect to any crop in the United States other than corn, cotton or sorghum, and (ii) any Lindane-containing Formulations for Seed Treatment uses and applications in Canada shall not be considered a Replacement Product.

"Restricted Period" shall have the meaning given to such term in Section 7.2(a).

"Second LLC Amendment" means the Second Amendment to the LLC Agreement, the form of which is attached hereto as Exhibit A and incorporated herein by reference.

"Seed Treatment" means any and all uses or applications of Active Ingredients, Formulations, Equipment, and Other Products and/or Services, in connection with seeds or stored grains for agricultural purposes, whether now existing or hereinafter developed.

"Seller" or "Sellers" shall have the meanings given to such terms in the Preamble.

"Sellers Indemnitee(s)" shall have the meaning given to such term in Section 8.3(a).

"Sellers' Knowledge " and "Seller's Knowledge" each mean the knowledge of the following individuals: Alfred F. Ingulli, Chee-Pheng Yip, John T. Ferguson II, Richard D. Weiss, Donald M. Ferencz, Thomas Geise and Michael F. Vagnini.

"Task Force Agreement" shall have the meaning given to such term in Section 6.10(b).

"Tax or Taxes" means all national, state, local and foreign income, payroll, employment, unemployment, withholding, excise, sales, personal property, use, business and occupation, franchise and occupancy, real estate, or other taxes in connection with the Business (all of the foregoing taxes including interest and penalties thereon and including estimated taxes).

"Tax Matters Member" shall have the meaning given to such term in the LLC Agreement.

"Technology" means all forms of intellectual property, including without limitation, copyrights, copyright applications, patents, patent applications, inventions, processes, production methods, proprietary information, know-how, trade secrets, information, trademarks, trademark applications, service marks, trade names, logos and slogans, identification lists, product and technical labels, data, including registration data and Agency data, plans, blueprints, specifications, designs, manufacturing information, formulation recipes and techniques, seed safety information, seed testing techniques, efficacy data, environmental, residue, toxicology and product chemistry information, discoveries, drawings, recorded knowledge, techniques, ideas, concepts, surveys, engineering reports, test reports and procedures, manuals, materials standards, process standards, performance standards, catalogs, flow charts, formulation or technical registrations, work techniques, computer and automatic machinery software and programs, related object and source codes and the like whether or not protected by or protectable by patent, copyright, trademark, trade secret or other proprietary rights or by any Agency; but specifically excluding Technology that is generally known to those skilled in a chemical or life sciences field, including without limitation, the agrochemical field.

"Territory" means collectively, the United States, the United Mexican States and Canada.

"Thiram Registrations" shall have the meaning given to such term in Section 6.10(a).

"Third Party" means any and all Persons other than Crompton, Sellers, the Company and the Purchaser and their respective Affiliates.

"Threshold Amount" shall have the meaning given to such term in Section 8.2(d).

"Total Purchase Price" shall mean One Hundred Two Million Nine Hundred Twenty Thousand Dollars ($102,920,000.00), the sum of the Initial Purchase Price and the Deferred Purchase Price.

"Transfer Taxes" shall have the meaning given to such term in Section 11.1(a).

"Uniroyal" shall have the meaning given to such term in the Preamble.

"Vortex Formulation" means the Ipconazole-containing Vortex Formulation submitted by the Company to the United States Environmental Protection Agency for initial registration for Seed Treatment uses and applications, but only for the crops corn, sorghum and cotton in the United States.

ARTICLE 2 SALE OF
MEMBERSHIP INTEREST; TRANSFER; PAYMENTS

2.1     Transfer of Membership Interest.

Subject to the terms and conditions set forth in this Agreement, including without limitation, the payment of the Initial Purchase Price, at the Closing, GT Seed Treatment shall transfer to the Purchaser the Offered Membership Interest free and clear of any Liens and shall withdraw as a Member of the Company.

2.2     Payment of Purchase Price.

At the Closing, Purchaser shall pay GT Seed Treatment by wire transfer in immediately available funds the sum of ONE HUNDRED MILLION NINE HUNDRED TWENTY THOUSAND UNITED STATES DOLLARS ($100,920,000.00) (the "Initial Purchase Price"). The remaining TWO MILLION DOLLARS ($2,000,000.00) of the Total Purchase Price (the "Deferred Purchase Price") shall be paid to GT Seed Treatment or withheld by Purchaser in accordance with Section 2.3.

2.3     Deferred Purchase Price.

Purchaser shall pay GT Seed Treatment by wire transfer in immediately available funds the Deferred Purchase Price within four (4) business days of the date that Crompton delivers to Purchaser the Kureha Consent, if such Kureha Consent is obtained within one hundred eighty (180) days after the Closing Date. If the Kureha Consent is not delivered to Purchaser within such one hundred eighty (180) day period, the Deferred Purchase Price shall be retained by Purchaser, and neither Crompton nor any Seller shall have any right to receive the Deferred Purchase Price.

2.4     Deferred Dividend.

On the date the Company declares a dividend in September 2004, but not later than on September 30, 2004, the Company shall pay the Deferred Dividend to GT Seed Treatment by wire transfer in immediately available funds.

2.5     Loan Repayment.

      Within five (5) business days after the Closing Date, Purchaser will audit the Company's treasury account records and prepare and deliver to Crompton a statement (the "Treasury Statement") setting forth the full amount of all loans made to the Company by Crompton (but not yet repaid to Crompton) as of the Closing Date (the "Loan Value"). The Loan Value shall not include any amounts contributed by Purchaser to the loans made to the Company.
      Crompton will have five (5) business days from the date on which the Treasury Statement is delivered to it to review such statement and calculation of the Loan Value.
      If Crompton disagrees in any respect with the amounts or calculations shown on the Treasury Statement, it may, within such five (5) day period, deliver a notice setting forth, in reasonable detail, each disputed item or amount and the basis for Crompton's disagreement therewith together with, if applicable, supporting calculations (a "Dispute Notice"). If no Dispute Notice is received by Purchaser on or prior to the end of such five (5) day period, or if Crompton notifies Purchaser in writing that it accepts the Treasury Statement and Loan Value calculation as prepared by Purchaser, the Treasury Statement and Loan Value will become final for the purpose of the payment to be made pursuant to Section 2.5(d). Unless the matters in the Dispute Notice have otherwise been resolved by mutual agreement of the parties within five (5) days from the receipt of the Dispute Notice, such dispute shall be mediated in accordance with the Dispute resolution procedures set forth in Section 11.14 and Exhibit E.
      Within four (4) business days of agreement as to the Treasury Statement and Loan Value (whether by agreement or mediation), Purchaser shall pay to Crompton an amount in cash equal to the agreed upon Loan Value by wire transfer of immediately available funds to the account designated by Crompton.

      ARTICLES 3 CLOSING DATE

      3.1     Closing Date.

      The closing of the transactions contemplated by this Agreement shall take place at 10:00 a.m. New York City time on March 31, 2004 or at such time or date as may be agreed upon by Purchaser and Crompton (the "Closing" or "Closing Date"). The Closing shall take place at the offices of Jones Day, 222 E. 41st Street, New York, NY or, at such other place as may be agreed upon by Purchaser and Crompton.

      Notwithstanding the foregoing, if the Closing has not occurred on or before (a) April 30, 2004, other than if a delay is caused by the failure to receive any approvals required under the Competition Acts or (b) July 31, 2004, if the delay is caused by the failure to receive any approvals required under the Competition Acts, either Crompton and the Sellers or Purchaser, provided that such party is not in default hereunder, shall have the right to terminate this Agreement by providing the other party with notice, in accordance with the provisions of Section 11.11, of such party's termination of this Agreement. Upon such termination, none of the parties to this Agreement shall have any further obligation to the other parties hereto pursuant to this Agreement; provided, however, that this Section 3.1 shall not be deemed to affect the provisions of Sections 10.3, 11.9, and 11.14.

      ARTICLE 4 REPRESENTATIONS AND WARRANTIES

      4.1     By Crompton and the Sellers.

             Crompton and the Sellers, jointly and severally, represent and warrant the following to Purchaser (provided that none of the following relate to Environmental Matters which are addressed exclusively in Sections 8.4 and 8.5):

      (a)     Organization and Qualification.

      Each Seller and Crompton is a corporation duly incorporated and validly existing under the Laws of the jurisdiction of its incorporation. GT Seed Treatment is a wholly owned indirect subsidiary of Crompton. GT Seed Treatment is duly qualified to do business in each other material jurisdiction where the property owned, leased or used by it is located or the conduct of its business makes such qualification necessary, except where the failure to do so would not have a Material Adverse effect resulting from, related to or arising out of the imposition of any Taxes other than income or income based Taxes.

      (b)     Authorizations, Consents and Approvals Needed by the Sellers.

      Each Seller has full power and authority to enter into and perform this Agreement and the Closing Agreements to which it is a party, and has taken all necessary corporate action to authorize the execution and delivery of this Agreement and the Closing Agreements to which it is a party and the performance by each Seller of its obligations hereunder and thereunder. Each Seller has all corporate power, authority and capacity to own its property and assets and to carry on its business as presently conducted. This Agreement and the Closing Agreements to which it is a party have been duly executed by the applicable Seller and constitute the legal, valid, binding, and enforceable obligations of such party, enforceable against such party in accordance with their terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws of general application relating to or affecting creditors' rights generally and general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law. Except as set forth on Schedule 4.1(b), the execution and delivery by each Seller of this Agreement and the Closing Agreements to which it is a party and the consummation by each Seller of the transactions contemplated herein or therein, do not and will not on the Closing Date: (i) conflict with or violate any of the terms of such party's Certificate of Incorporation or Bylaws; (ii) conflict with, or result in a breach of any of the terms of, or result in the acceleration of any indebtedness or obligations or give rise to any right of termination or cancellation under, any agreement, obligation, or instrument by which such Seller is bound, or to which any property of such Seller is bound, or constitute a default (with or without notice or lapse of time, or both) thereunder; (iii) result in a violation by such Seller of any Laws to which such Seller or any asset of such Seller may be subject which would Materially Adversely affect the transactions contemplated herein; or (iv) result in creation of any Lien on any asset of the Company; provided, however, that the consummation of the transactions contemplated by this Agreement and the Closing Agreements is subject to the requirements of the Competition Acts, if applicable, and all other applicable antitrust statutes, including the expiration of applicable waiting periods in connection therewith. Except as set forth in Schedule 4.1(b), no authorization, consent, or approval of any Governmental Authority or any other Person is necessary or required to be obtained by any of the Sellers in connection with the execution and delivery by each Seller of this Agreement or the Closing Agreements to which it is a party or the performance by such Seller of such Seller's obligations hereunder or thereunder.

      (c)      Authorizations, Consents and Approvals Needed by Crompton.

      Crompton has full power and authority to enter into and perform this Agreement and the Closing Agreements, and has taken all necessary corporate action to authorize the execution and delivery of this Agreement and the Closing Agreements and the performance by it of its obligations hereunder and thereunder. Crompton has all necessary corporate power, authority and capacity to own its property and assets and to carry on its business as presently conducted. This Agreement and the Closing Agreements have been duly executed by Crompton and constitute legal, valid, binding, and enforceable obligations of Crompton, enforceable against Crompton in accordance with their terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws of general application relating to or affecting creditors' rights generally and general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law. Except as set forth in Schedule 4.1(c), the execution and delivery of this Agreement and the Closing Agreements and the consummation by Crompton of the transactions contemplated herein or hereby or therein or thereby, do not and will not on the Closing Date: (i) conflict with or violate any of the terms of Crompton's Certificate of Incorporation or Bylaws; (ii) conflict with, or result in a breach of any of the terms of, or result in the acceleration of any indebtedness or obligations or give rise to any right of termination or cancellation under, any agreement, obligation, or instrument by which Crompton is bound, or to which any property of Crompton is bound, or constitute a default (with or without notice or lapse of time, or both) thereunder; (iii) result in a violation by Crompton of any Laws to which Crompton or any asset of Crompton, may be subject which would Materially Adversely affect the transactions contemplated herein; or (iv) result in creation of any Lien on any asset of the Company; provided, however, that the consummation of the transactions contemplated by this Agreement and the Closing Agreements is subject to the requirements of the Competition Acts, if applicable, and all other applicable antitrust statutes, including the expiration of applicable waiting periods in connection therewith. Except as set forth in Schedule 4.1(c), no authorization, consent, or approval of any Governmental Authority or any other Person is necessary or required in connection with the execution and delivery by Crompton of this Agreement or the Closing Agreements or the performance by Crompton of Crompton's obligations hereunder or thereunder.

      (d)     Authorizations, Consents and Approvals Needed by the Company.

      To the best of each Seller's Knowledge, the Company has full power and authority to enter into and perform this Agreement and the Closing Agreements to which the Company is a party and all limited liability company, Member and manager action necessary to authorize the execution and delivery by the Company of this Agreement and such Closing Agreements and the performance by the Company of its obligations hereunder or thereunder has been duly taken. To the best of each Seller's Knowledge, the Company has all necessary power, authority and capacity to own its property and assets and to carry on its Business as presently conducted. To the best of each Seller's Knowledge, this Agreement and the Closing Agreements to which the Company is a party have been duly executed and delivered by the Company and constitute legal, valid, binding and enforceable obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws of general application relating to or affecting creditors' rights generally and general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law. To the best of each Seller's Knowledge, the execution and delivery by the Company of this Agreement and the Closing Agreements to which the Company is a party and the consummation by the Company of the transactions contemplated herein or therein, do not and will not on the Closing Date: (i) conflict with or violate any of the terms of the Company's Certificate of Formation or LLC Agreement, as amended to date; (ii) conflict with, or result in a breach of any of the terms of, or result in the acceleration of any indebtedness or obligations or the loss of a material benefit under, any agreement, obligation or instrument by which the Company is bound, or to which any property of the Company is subject, or constitute a default (with or without notice or lapse of time, or both) thereunder; (iii) result in the creation or imposition of any Lien on any of the assets of the Company; (iv) except as set forth in Schedule 4.1(d), constitute an event permitting termination of any agreement or instrument to which the Company is a party or by which any property or asset of the Company is bound or affected, pursuant to the terms of such agreement or instrument; (v) conflict with, or result in or constitute a default (with or without notice or lapse of time, or both) under or breach or violation of or grounds for termination of, any license, permit or other Governmental Authority authorization to which the Company is a party or by which the Company may be bound; (vi) result in a violation by the Company of any Laws, to which the Company or any assets of the Company may be subject; or (vii) result in the creation of any Lien on any asset of the Company; provided, however, that the consummation of the transactions contemplated by this Agreement and the Closing Agreements is subject to the requirements of the Competition Acts, if applicable, and all other applicable antitrust statutes, including the expiration of applicable waiting periods in connection therewith. To the best of each Seller's Knowledge, except as set forth in Schedule 4.1(d), no authorization, consent or approval of, notice to, or filing with, any public body or Governmental Authority or any other Person is necessary or required in connection with the execution and delivery by the Company of this Agreement or the Closing Agreements to which the Company is a party or the performance by the Company of its obligations hereunder or thereunder.

      (e)     Title to Offered Membership Interest.

      GT Seed Treatment (i) is the owner, beneficially and of record, of a fifty percent (50%) Membership Interest in the Company (the "Offered Membership Interest"), free and clear of all Liens other than as set forth on Schedule 4.1(e), (ii) is exclusively entitled to possess and dispose of the Offered Membership Interest, and (iii) holds all of the voting rights thereunder. To the best of each Seller's Knowledge, the Offered Membership Interest has been duly authorized, validly issued, and is fully paid and nonassessable. Except as set forth on Schedule 4.1(e), GT Seed Treatment has full power to transfer the Offered Membership Interest as provided herein to Purchaser without first obtaining the consent or approval of any Person other than Purchaser. At the Closing, the Purchaser shall receive from the GT Seed Treatment good and marketable title to the Offered Membership Interest, free and clear of any and all Liens.

      (f)     Employee Benefit Plans.

      The Crompton Corporation Employee Savings Plan (the "Crompton 401(k) Plan") has been established, maintained, funded and administered in all material respects in accordance with (i) its governing documents and (ii) any applicable provisions of ERISA, the Code and final regulations promulgated thereunder.

      (g)             Pending Litigation.

        Except as set forth in Schedule 4.1(g), there are no actions, suits, Claims, enforcement actions, or proceedings pending, and to the best of each Seller's Knowledge, no material Claims threatened, against Crompton or the Sellers, whether at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, Agency or instrumentality, nor is there outstanding any writ, order, decree, or injunction that: (A) calls into question Crompton's or the Sellers' authority or right to enter into this Agreement and consummate the transactions contemplated hereby; or (B) would otherwise prevent or delay the transactions contemplated by this Agreement.
        Except as set forth in Schedule 4.1(g), to the best of each Seller's Knowledge, there are no actions, suits, Claims, enforcement actions, or proceedings pending, and no material Claims threatened, against the Company or the Business or any Person by reason of such Person being an officer of the Company, whether at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, Agency or instrumentality, nor is there outstanding any writ, order, decree, or injunction that: (A) calls into question the Company's authority or right to enter into this Agreement and consummate the transactions contemplated hereby; (B) would otherwise prevent or delay the transactions contemplated by this Agreement; or (C) applies to the conduct of the Business or the ownership or use by the Company of its assets.

(h)     Subsidiaries and Other Investments.

To the best of each Seller's Knowledge, the Company does not own, directly or indirectly, any interests or investment (whether equity or debt) in any Person other than those identified in Schedule 4.1(h). To the best of each Seller's Knowledge, the Company owns all equity interest and any right to acquire an equity interest in Agro ST, Inc. and in Trace Chemicals, LLC. To the best of each Seller's Knowledge, the Company and Agro ST, Inc. own all equity interest and any right to acquire an equity interest in Industrias Gustafson.

(i)     Taxes.

Except as set forth on Schedule 4.1(i), to the best of each Seller's Knowledge, all material returns of Taxes (including all information returns) required to be filed by or for the Company have been timely filed (timely being understood to include all properly granted extensions) and payment or provision for the payment of all material Taxes which are shown to have become due pursuant to such returns has been made and all other Taxes for which it has received a notice of assessment or demand for payment or has otherwise been made aware of a deficiency have been paid. To the best of each Seller's Knowledge, all such returns or reports are complete and accurate in all material respects. To the best of each Seller's Knowledge, the Company, Agro ST, Inc., Industrias Gustafson or Trace Chemicals LLC withheld or collected and paid over to the appropriate Governmental Authority, or transferred to the Company, all accruals and reserves for payment of all Taxes required by Law to be withheld or collected by or with respect to the Business. To the best of each Seller's Knowledge, there are no liens for Taxes upon the assets of the Company or the Business other than those Taxes which are being contested in good faith by appropriate proceedings as described in Schedule 4.1(i).

To the best of each Seller's Knowledge, neither Crompton nor any of the Sellers has received formal written notice of any claim by a non-U.S. authority in a jurisdiction outside the U.S. against the Company, Agro ST, Inc., Trace Chemicals LLC, or GT Seed Treatment alleging that any of their Business activities might be subject to taxation by that non U.S. jurisdiction.

(j)     Absence of Undisclosed Liabilities; No Material Adverse Change.

Except as set forth in Schedule 4.1(j), to the best of each Seller's Knowledge, (i) there is no material liability connected with the Business that is not fully reflected or disclosed in the Financial Statements which would be required to be disclosed or reflected in the Financial Statements in accordance with U.S. GAAP and (ii) since January 25, 2004, there has been no Material Adverse change in the Business or the Company.

(k)     Disclosure.

No representation or warranty of the Sellers or Crompton in this Agreement or in the Schedules to this Agreement omits to state a material fact necessary to make the statements herein or therein not misleading.

(l)      Necessary Assets.

Schedule 4.1(l) sets forth all the services (other than the purchase or sale of goods in the ordinary course of Business) being provided by Crompton and/or its Affiliates to the Company and its Affiliates and all the agreements in effect prior to the Closing Date between Crompton and its Affiliates on the one hand, and the Company and its Affiliates on the other, under which Crompton or its Affiliates provides certain services or grants certain rights and interests to the Company or its Affiliates. Other than as set forth on Schedule 4.1(1), all assets, properties, rights and interests owned by Crompton, any Seller and any of their Affiliates, or over which Crompton, any Seller and any of their Affiliates have control, that are necessary to conduct the Business in the same manner as conducted on the Closing Date (collectively, the "Necessary Assets") have been transferred by Crompton or its Affiliates to the Company, or are being made available by Crompton or its Affiliates to the Company pursuant to the Closing Agreements.

4.2     By the Purchaser.

Purchaser hereby represents and warrants to Crompton and the Sellers as follows (provided that none of the following relate to Environmental Matters which are addressed exclusively in Sections 8.4 and 8.5):

    Organization and Qualification.

         Purchaser is a limited partnership duly formed and validly existing under the Laws of the jurisdiction of its formation. Purchaser is a wholly owned direct subsidiary of Bayer CropScience AG, a corporation organized under the laws of Germany. Purchaser is duly qualified to do business in each other material jurisdiction where the property owned, leased or used by it is located or the conduct of its business makes such qualification necessary, except where the failure to do so would not have a Material Adverse effect resulting from, related to or arising out of the imposition of any Taxes other than income or income based Taxes.

    Authorization, Consents and Approvals Needed by Purchaser.

             Purchaser has full power and authority to enter into and perform this Agreement and the Closing Agreements to which it is a party, and has taken all necessary limited partnership action to authorize the execution and delivery of this Agreement and the Closing Agreements to which it is a party and the performance by Purchaser of its obligations hereunder and thereunder. Purchaser has all necessary limited partnership power, authority and capacity to own its property and assets and to carry on its business as presently conducted. This Agreement and the Closing Agreements to which it is a party have been duly executed by Purchaser and constitute legal, valid, binding, and enforceable obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws of general application relating to or affecting creditors' rights generally and general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law. The execution and delivery of this Agreement and the Closing Agreements to which Purchaser is a party and the consummation by Purchaser of the transactions contemplated herein or hereby or therein or thereby, do not and shall not on the Closing Date: (i) conflict with or violate any of the terms of Purchaser's Certificate of Limited Partnership or Limited Partnership Agreement; (ii) conflict with, or result in a breach of any of the terms of, or result in the acceleration of any indebtedness or obligations under, any agreement, obligation, or instrument by which Purchaser is bound, or to which any property of Purchaser is subject, or constitute a default thereunder; (iii) result in a violation by Purchaser of any Laws to which Purchaser or any asset of Purchaser may be subject which would Materially Adversely affect the transactions contemplated herein; or (iv) result in creation of a Lien on any asset of the Company; provided, however, that the consummation of the transactions contemplated by this Agreement is subject to the requirements of the Competition Acts, if applicable, and all other applicable antitrust statutes, including the expiration of applicable waiting periods in connection therewith. Except as set forth in Schedule 4.2(b), no authorization, consent, or approval of any Governmental Authority or any other Person is necessary or required to be obtained by Purchaser in connection with the execution and delivery by Purchaser of this Agreement or the Closing Agreements to which it is a party or the performance by Purchaser of Purchaser's obligations hereunder or thereunder.

    Pending Litigation.

   (i)     Except as set forth in Schedule 4.2(c), there are no actions, suits, Claims, enforcement actions, or proceedings pending, and to the best of Purchaser's Knowledge, no material Claims threatened, against Purchaser, whether at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, Agency or instrumentality, nor is there outstanding any writ, order, decree, or injunction that: (A) calls into question Purchaser's authority or right to enter into this Agreement and consummate the transactions contemplated hereby; or (B) would otherwise prevent or delay the transactions contemplated by this Agreement.

        Except as set forth in Schedule 4.2(c), to the best of Purchaser's Knowledge, there are no actions, suits, Claims, enforcement actions, or proceedings pending, and no material Claims threatened, against the Company or the Business or any Person by reason of such Person being an officer of the Company, whether at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, Agency or instrumentality; nor is there outstanding any writ, order, decree, or injunction that: (A) calls into question the Company's authority or right to enter into this Agreement and consummate the transactions contemplated hereby; (B) would otherwise prevent or delay the transactions contemplated by this Agreement, or (C) applies to the conduct of the Business or the ownership or use by the Company of its assets.
    Absence of Undisclosed Liabilities; No Material Adverse Change.

             Except as set forth in Schedule 4.2(d), to the best of Purchaser's Knowledge, (i) there is no material liability connected with the Business that is not fully reflected or disclosed in the Financial Statements which would be required to be disclosed or reflected in the Financial Statements in accordance with U.S. GAAP and (ii) since January 25, 2004, there has been no Material Adverse change in the Business or the Company.

    Disclosure.

         No representation or warranty of Purchaser in this Agreement or in the Schedules to this Agreement omits to state a material fact necessary to make the statements herein or therein not misleading.

ARTICLE 5 COVENANTS PRIOR TO CLOSING

5.1     Covenants of the Company.

        (a)     After the Effective Date and until the Closing or earlier termination of this Agreement, the Company shall not, and neither Purchaser nor Crompton nor the Sellers shall cause or shall authorize the Company to, amend its Certificate of Formation or the LLC Agreement (except as contemplated by the Second LLC Amendment) or merge or consolidate, or obligate itself to do so, with or into any other entity.

        (b)     Except as set forth on Schedule 5.1(b), prior to Closing, the Company (including its subsidiaries and divisions) shall not, and Purchaser, Crompton and the Sellers shall not cause and shall not authorize the Company to: (i) change its accounting methods, principles or practices; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, membership interest, property or any combination thereof) in respect of any stock or other equity interest of itself, or the Membership Interest, or redeem, repurchase or otherwise acquire any membership interests issued by the Company; (iii) revalue any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business; or (iv) establish or increase any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, membership interests option (including, without limitation, the granting of membership interests awards), or employee benefit plan, or otherwise increase the compensation payable or to become payable to any officers or key employees of the Company, except in the ordinary course of business consistent with past practice or as may be required by Law.

5.2     Covenants of Crompton and the Sellers.

From and after the Effective Date until the Closing or the earlier termination of this Agreement, neither Crompton nor the Sellers shall enter into or assume any mortgage, pledge, conditional sale or other title retention agreement relating to the Offered Membership Interest and Crompton and the Sellers shall use their reasonable efforts to remove all Liens that may exist upon the Offered Membership Interest.

5.3     Cooperation.

Purchaser, Crompton, the Company and the Sellers agree: (a) to cooperate with each other in determining whether any filings are required to be made or consents required to be obtained in any jurisdiction in connection with the consummation of the transactions contemplated hereby and in making or causing to be made any such filings promptly and in seeking to obtain in a timely manner any such consents; and (b) to use reasonable efforts to obtain promptly the satisfaction of the conditions to the Closing of the transactions contemplated herein. Purchaser, the Company, Crompton and the Sellers shall furnish to each other and to each other's counsel all such information as may be reasonably required in order to effectuate the foregoing. Crompton, the Sellers, the Company and Purchaser shall cooperate, as may be necessary, with respect to their respective filings, if any, made pursuant to the Competition Acts and all other filings made under applicable antitrust statutes. Purchaser, on the one hand, and Crompton and the Sellers, on the other hand, shall share equally all filing fees in respect of the Competition Acts, if applicable, and all other filings under applicable antitrust statutes.

5.4     No Solicitation.

Prior to the Closing or earlier termination of this Agreement, Crompton and the Sellers and each of their respective employees, officers, agents or representatives, shall not directly or indirectly (a) solicit, initiate or encourage any inquiries, proposals or offers from any Person relating to any acquisition or purchase of all or a material amount of any ownership interest in the Company, or (b) with respect to any effort or attempt by any other Person to do or seek any of the foregoing (i) participate in any discussions or negotiations related to the foregoing, (ii) furnish to any other Person any Confidential Information with respect to the Company or the Business, or (iii) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any such effort.

ARTICLE 6 CLOSING

6.1     Conditions to Obligations of Purchaser.

The obligations of Purchaser to consummate and effect the purchase and sale of the Offered Membership Interest pursuant to this Agreement shall be subject to satisfaction of the following conditions, unless waived by Purchaser:

     (a)     Crompton, the Sellers and the Company shall have performed in all material respects all agreements, and satisfied in all material respects all conditions, on their part to be performed or satisfied hereunder, at or prior to the Closing Date.

      (b)     All representations and warranties of Crompton and the Sellers herein shall have been true and correct when made, shall have continued to have been true and correct at all times subsequent thereto until the Closing Date, and shall be true and correct on and as of the Closing Date as though made on, as of and with reference to such date.

      (c)     All consents, approvals, certificates and authorizations required to be obtained by Crompton and the Sellers in connection with transfer of the Offered Membership Interest as contemplated herein, including without limitation, all approvals by and clearances from all Governmental Authorities, lenders, and other Third Parties, shall have been obtained; provided, however, that this shall specifically not include any consents, approvals, certificates and authorizations to any agreements to which the Company (rather than Crompton or any of the Sellers) is a party, as the consents, approvals, certificates and authorizations to which Company is a party are subject exclusively to the condition set forth in Section 6.1(j).

      (d)     GT Seed Treatment shall have executed and delivered to Purchaser the LLC Certificate, the Second LLC Amendment and all other documents necessary to transfer good and marketable title in the Offered Membership Interest to the Purchaser free and clear of all Liens as contemplated by this Agreement.

      (e)     Crompton and the Company shall have delivered to Purchaser the written resignations of the members of the board of directors and/or managers of the Company appointed by Crompton or the Sellers, and shall cause any other action to be taken with respect to such resignations that Purchaser may reasonably request.

      (f)     Purchaser shall have received all of the deliveries required to be delivered to Purchaser pursuant to Section 6.5 and 6.6.

      (g)     All Closing Agreements to which the Company, Crompton and/or the applicable Sellers are a party shall have been authorized by and executed and delivered by the Company, Crompton or its Affiliates and the Sellers, as applicable.

      (h)     Crompton shall have delivered to Purchaser Incumbency and Specimen Signature Certificates for Crompton and each of the Sellers.

      (i)      The Company shall have delivered to Purchaser an Incumbency and Specimen Signature Certificate for the Company.

      (j)      All consents, approvals, certificates and authorizations set forth on Schedule 6.1(j) (the "Material Consents") shall have been obtained, and the Company shall have delivered to Purchaser the Material Consents, the form of which is set forth in Exhibit I, executed by the applicable Third Parties.

      (k)     From the Effective Date until the Closing Date, there shall not have been any Material Adverse change in the Business.

6.2     Conditions to Obligations of Crompton and the Sellers.

The obligations of Crompton and the Sellers to consummate and effect the purchase and sale of the Offered Membership Interest pursuant to this Agreement shall be subject to satisfaction of each of the following conditions, unless waived by Crompton and the Sellers:

      (a)     Purchaser shall have performed in all material respects all agreements, and satisfied in all material respects all conditions, on its part to be performed or satisfied hereunder, at or prior to the Closing Date.

      (b)     The Company shall have made the deliveries required to be made in Section 6.6, and performed or satisfied in all material respects any other agreements or conditions required to be performed or satisfied by the Company at or prior to the Closing Date (other than those such other agreements or conditions required to be performed or satisfied primarily for the benefit of Purchaser).

      (c)     All of the representations and warranties of Purchaser herein shall have been true and correct when made, shall have continued to have been true and correct at all times subsequent thereto until the Closing Date, and shall be true and correct on and as of the Closing Date as though made on, as of, and with reference to such date.

      (d)     All consents, approvals and authorizations required to be obtained by Purchaser in connection with transfer of the Offered Membership Interest as contemplated herein, including all approvals by and clearances from all Governmental Authorities shall have been obtained.

      (e)     All consents, approvals and authorizations required to be obtained by Crompton in connection with transfer of the Offered Membership Interest as contemplated herein, including all approvals by and clearances from all Governmental Authorities, lenders and other Third Parties shall have been obtained.

      (f)     All Closing Agreements shall have been authorized by and executed and delivered by the Company and Purchaser, and/or Purchaser's Affiliates, as appropriate.

      (g)     Crompton shall have received all of the deliveries required to be delivered to Crompton pursuant to Section 6.4 and 6.6.

      (h)     Purchaser shall have delivered to Crompton an Incumbency and Specimen Signature Certificate for Purchaser and Purchaser's applicable Affiliates.

      (i)     The Company shall have delivered to Crompton an Incumbency and Specimen Signature Certificate for the Company.

      (j)     Bayer CropScience AG shall have executed and delivered to Crompton the Letter Agreement dated as of the Closing Date, together with all certificates required therein to be provided (the "Bayer Letter Agreement").

      (k)     Crompton shall have delivered a written opinion of counsel to Crompton, the Sellers and their Affiliates, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser, provided that failure to meet the condition set forth in this Section 6.2(k) shall not relieve Crompton or the Sellers of any breach of the representations and warranties or other provisions of this Agreement.

6.3     Additional Conditions to Obligations.

      (a)     The obligations of Crompton, the Sellers, the Company and Purchaser to consummate and effect the purchase and sale of the Offered Membership Interest pursuant to this Agreement shall be subject to satisfaction of the following additional conditions, unless waived by Crompton, the Sellers and Purchaser: (a)  any applicable waiting periods under the Competition Acts shall have expired, and in the case of Crompton, neither Crompton nor any of the Sellers (either directly or indirectly by virtue of an ownership interest in the Company) shall have been made subject to any condition, order or requirement of any Governmental Authority or court arising under the Competition Act filing or voluntary notification that would reasonably be expected to require Crompton to spend more than US$250,000 (cumulative for all Competition Acts), or in the case of Purchaser, Purchaser (either directly or indirectly by virtue of an ownership interest in the Company) shall not have been made subject to any condition, order or requirement of any Governmental Authority or court arising under the Competition Act filing that would reasonably be expected to require Purchaser to spend more than US$250,000 (cumulative for all Competition Acts); (b) no injunction or temporary restraining order shall have been granted restraining or prohibiting the consummation of the transactions contemplated by this Agreement; (c) no action, suit or other proceeding instituted by any Governmental Authority seeking such injunction or temporary restraining order shall be pending or threatened; and (d) no action, suit or other proceeding instituted by any Third Party to restrain, prohibit or otherwise challenge the consummation of the transactions contemplated by this Agreement shall be pending or threatened.

(b) The conditions to Purchaser's obligations, and the closing deliveries to be made to Purchaser under Section 6 of this Agreement shall not have been met and made unless and until the conditions to Bayer Crop Science Inc.'s obligations, and the closing deliveries to be made to Bayer Crop Science Inc., in the Gustafson Partnership Purchase Agreement have been met and made in accordance with the terms of the Gustafson Partnership Purchase Agreement. The conditions to Crompton's and each of the Seller's obligations and the closing deliveries to be made to Crompton and each Seller under Section 6 of this Agreement shall not have been met and made unless and until the conditions to Crompton's and Crompton Cie/Co.'s obligations and the closing deliveries to be made to Crompton and each Seller in the Gustafson Partnership Purchase Agreement have been met and made in accordance with the terms of the Gustafson Partnership Purchase Agreement.

(c) A Closing under this Agreement shall occur only if a closing is simultaneously occurring under the Gustafson Partnership Purchase Agreement. A closing under the Gustafson Partnership Purchase Agreement shall occur only if a Closing is simultaneously occurring under this Agreement. The closing date under the Gustafson Partnership Purchase Agreement and the Closing Date under this Agreement shall be the same date.

6.4     Purchaser's Closing Deliveries.

At the Closing, Purchaser shall deliver to Crompton in form and substance reasonably satisfactory to Crompton and the Sellers and consistent with this Agreement:

(a)     The Closing Agreements to which Purchaser or any of its Affiliates is a party, each in the form of the respective Exhibits attached hereto or later agreed to by the parties, executed as applicable by an authorized officer of Purchaser or its Affiliate.

(b)     Copies of resolutions adopted by the Board of Directors of Purchaser authorizing the execution and delivery of, and performance of Purchaser's obligations under, this Agreement and the Closing Agreements to which Purchaser is a party, certified by the Secretary or an Assistant Secretary of Purchaser.

(c)     The Second LLC Amendment executed by Purchaser.

(d)     A Certificate of Legal Existence for Purchaser issued by the Secretary of State of the jurisdiction of its formation and dated not more than ten (10) business days prior to the Closing Date.

(e)     A certificate, in the form to be attached following the date hereof as Exhibit K, executed by an authorized officer of Purchaser certifying that the representations, warranties and agreements of Purchaser contained in this Agreement are true and accurate as of the date when made and as of the Closing Date and that Purchaser has satisfied and performed in all material respects all of its obligations hereunder.

(f)     A written opinion, of the general counsel or assistant general counsel to Purchaser and its Affiliates, dated as of the Closing Date, in the form of Exhibit C hereto.

(g)     Evidence of any authorization, consent, approval or filing with any public body or Governmental Authority or any other Person necessary in order to consummate the transactions contemplated by this Agreement and required to be obtained by Purchaser.

(h)    Incumbency and Specimen Signature Certificate for the Purchaser and its Affiliates who are party to this Agreement or the Closing Agreements, in the form to be attached following the date hereof as Exhibit J.

(i)     Amendments executed by Purchaser (to be filed after the Closing) to the state qualification forms of the Company, reflecting that Purchaser is the sole Member of the Company.

(j)     The Bayer Letter Agreement executed by Bayer CropScience AG, and the certificates to be provided as required therein.

6.5     Crompton's and the Sellers' Closing Deliveries.

At the Closing, Crompton and the Sellers shall deliver to Purchaser, in form and substance reasonably satisfactory to Purchaser and consistent with this Agreement:

  The certificate evidencing GT Seed Treatment's Membership Interest, duly endorsed by GT Seed Treatment for cancellation or transfer, free and clear of all Liens.
  The Second LLC Amendment executed by GT Seed Treatment.
  The written resignations of the board of directors and/or managers of the Company appointed by Crompton and/or the Sellers.
  The Closing Agreements, each in the form of the respective Exhibits attached hereto or later agreed to by the parties, executed as applicable by an authorized officer of Crompton, the Sellers or their Affiliate.
  Copies of resolutions adopted by the Board of Directors of Crompton and each Seller authorizing the execution and delivery of, and performance of Crompton's, and the Sellers' obligations under, this Agreement and the Closing Agreements to which Crompton and/or the applicable Sellers are a party, certified by the Secretary or an Assistant Secretary of Crompton, or the Sellers as the case may be.
  A Certificate of Legal Existence for Crompton, and each of the Sellers issued by the Secretary of State of the jurisdiction of its incorporation and dated not more than ten (10) business days prior to the Closing Date.
  A certificate executed by an authorized officer of Crompton and each Seller, certifying that the representations, warranties and agreements of such party contained in this Agreement are true and accurate as of the date when made and as of the Closing Date and that such party has satisfied and performed in all material respects all of its obligations hereunder.
  A written opinion of counsel to Crompton, the Sellers and their Affiliates, dated the Closing Date, covering the subjects set forth on Exhibit D-1 attached hereto.
  Evidence of any authorization, consent, approval or filing with any public body or Governmental Authority or any other Person (other than the waiver required from the Banks party to Crompton's Five Year Credit Agreement dated October 28, 1999, as amended) necessary in order to consummate the transactions contemplated by this Agreement (including without limitation delivery of the Offered Membership Interest to Purchaser free and clear of all Liens) and required to be obtained by Crompton or the Sellers.
  Incumbency and Specimen Signature Certificates for Crompton and the Sellers, in the form to be attached following the date hereof as Exhibit J.
  Amendments executed by Crompton and/or GT Seed Treatment (to be filed after the Closing) to the state qualification forms of the Company, reflecting that Purchaser is the sole Member of the Company.
  The Release Agreement executed by Crompton and each Seller, in the form of Exhibit T hereto.
  A written opinion, of Skadden, Arps, Slate, Meagher & Flom, special counsel to Crompton, dated the Closing Date, substantially in the form attached as Exhibit D-2 hereto.

6.6     Company's Closing Deliveries.

At the Closing, Crompton and Purchaser shall cause the Company to, and the Company shall, deliver, in form and substance reasonably satisfactory to Purchaser, Crompton and the Sellers and consistent with this Agreement:

  The LLC Certificate executed by the Company, representing the Offered Membership Interest.
  The Second LLC Amendment executed by the Company.
  The Closing Agreements, to which the Company is a party, each in the form of the respective Exhibits attached hereto or later agreed to by the parties, executed by an authorized officer of the Company.
  Copies of resolutions adopted by the Board of Directors of the Company duly authorizing the execution and delivery of, and performance of the Company's obligations under, this Agreement and the Closing Agreements, certified by the Secretary or an Assistant Secretary of the Company.
  A Certificate of Legal Existence for the Company issued by the Secretary of State of the jurisdiction of its formation and dated not more than ten (10) business days prior to the Closing Date.
  A written opinion of Kessler Collins LLP, counsel to the Company and its Affiliates, dated as of the Closing Date, substantially in the form attached as Exhibit S hereto; provided, however, that Crompton and Sellers agree none of them shall have any right of action against the Company or Purchaser with respect to such opinion.
  The Material Consents, executed by the applicable Third Party.
  Incumbency and Specimen Signature Certificate for the Company and its Affiliates who are party to this Agreement or the Closing Agreements, in the form to be attached following the date hereof as Exhibit J.

6.7     Termination of Services and Agreements; Benefit Plan Participation.

(a)     As of the Closing Date, all services, including those described in agreements or arrangements, written and oral, between Crompton and any of its Affiliates and the Company and any of its Affiliates shall be terminated, including the services described on Schedule 4.1(l) except as contemplated by the Transition Services Agreement. At Closing, Crompton or its Affiliates and the Company and its Affiliates shall execute and deliver (i) the US Services Termination Agreement, terminating all US service agreements and arrangements, in the form to be attached following the date hereof as Exhibit P-1 and (ii) the amendment to the Contractor Services Agreement dated March 31, 1998 between Novaquim S.A. de C.V. (an Affiliate of Crompton) and Industrias Gustafson, in the form to be attached following the date hereof as Exhibit P-2. At Closing, Crompton or its Affiliate and the Company or its Affiliate shall execute and deliver the Release Agreement, in the form of Exhibit T.

(b)     At Closing, Crompton and its applicable Affiliates, the Company and its applicable Affiliates and Purchaser and its applicable Affiliates shall execute and deliver the Marketing Rights Termination Agreement terminating the Marketing Rights Agreement, in the form of Exhibit F.

(c)     As of the Closing Date, employees of the Company as of that date ("Company Employees") shall cease participation in and accrual of benefits under each employee benefit plan, program or arrangement maintained by Crompton or any of its Affiliates (other than the Company). Crompton shall take, or cause to be taken, all such actions as may be necessary to effect such cessation. Except as otherwise set forth in this Section 6.7 and subject to the indemnification obligations of Crompton and Purchaser under Article 8, all obligations in respect of, relating to or arising out of any employee benefit plan, program or arrangement in which any employee of the Company participated or was eligible to participate on or prior to the Closing Date, including, without limitation, any claim for benefits incurred on or prior to the Closing Date, shall be the responsibility of the Company; provided, however, that any obligation arising under the Crompton 401(k) Plan shall, subject to this Section 6.7(c), be the sole responsibility of Crompton.

(d)     The following shall govern the disposition of assets and liabilities of the Crompton 401(k) Plan with respect to Company Employees:

      (i)     Purchaser shall or shall cause the Company to, maintain a qualified plan ("Purchaser 401(k) Plan") which plan is qualified in all material respects under the provisions of Code Sections 401(a), 401(k) and 501(a). Prior to the Closing, Crompton and the Sellers will cooperate in providing information with respect to the Crompton 401(k) Plan and reasonably assisting Purchaser with its obligations to transfer the Company Employees into the Purchaser 401(k) Plan. The Purchaser 401(k) Plan has obtained or shall take all reasonable steps to obtain an IRS determination letter which covers the provisions of "GUST" and all reasonable actions shall be taken by Purchaser or the Company to amend such Purchaser 401(k) Plan in a timely manner to comply in all material respects with the provisions of EGTRRA and any other laws and regulations which require amendment to the plan. To Purchaser's Knowledge there is no fact that that would affect the qualification of the Purchaser 401(k) Plan under the provisions of the Code, except as would not have a Material Adverse effect on the Company.

      (ii)     Crompton represents that it maintains the Crompton 401(k) Plan which is qualified in all material respects under the provisions of Code Sections 401(a), 401(k) and 501(a). The Crompton 401(k) Plan has obtained or shall take all reasonable steps to obtain an IRS determination letter which covers the provisions of "GUST" and all reasonable actions have been taken by Crompton to amend such plan in a timely manner to comply in all material respects with the provisions of EGTRRA and any other laws and regulations which require amendment to the plan. To Seller's Knowledge there is no fact that would affect the qualification of the Crompton 401(k) Plan under the provisions of the Code, except as would not have a Material Adverse effect on the Company.

      (iii)     As soon as practicable, but in no event more than 180 days after the Closing Date, Crompton shall cause the trustee of the Crompton 401(k) Plan to transfer, in cash, to the trust forming a part of the Purchaser 401(k) Plan, all assets and liabilities in the Crompton 401(k) Plan attributable to Company Employees.

  All provisions contained in this Agreement with respect to employee benefit plans or employee compensation are included for the sole benefit of the respective parties hereto and do not and shall not create any right in any other Person, including any employee, any former employee, any participant in any benefit or compensation plan or any beneficiary thereof.
  On or before Closing, Crompton has made available to Purchaser the following: (i) a copy of the Crompton 401(k) Plan, all amendments thereto, and the related trust agreement; (ii) a copy of the most recent determination letter issued by the IRS with respect to the qualification of the Crompton 401(k) Plan; and (iii) if applicable, a copy of any application for determination with respect to any amendment for which a determination letter has been requested but not received.
  On or before Closing, Purchaser shall make available to Crompton the following: (i) a copy of the Purchaser 401(k) Plan, all amendments thereto, and the related trust agreement; (ii) a copy of the most recent determination letter issued by the IRS with respect to the qualification of the Purchaser 401(k) Plan; and (iii) a copy of any application for determination with respect to any amendment for which a determination letter has been requested but not received.

6.8     Amendments to Certain Agreements.

Together with the execution and delivery of this Agreement, Crompton, Purchaser, the Company or, as appropriate, their Affiliates, shall execute and deliver the Amendment to the Pre-Exercise Agreement, in the form attached as Exhibit G. The Amended Pre-Exercise Agreement shall include (without limitation) an identification of Bayer Products, Crompton Products and Pre-Exercise Products (as each is defined in the Amended Pre-Exercise Agreement).

6.9     Additional Agreements - Supply/Distributor.

  Crompton and Purchaser shall execute and deliver at Closing, supply agreements, substantially in the form to be agreed on by the parties and attached hereto following the date of this Agreement, as Exhibit L-1 with respect to Thiram, as Exhibit L-2 with respect to PCNB, and as Exhibit L-4 with respect to Ipconazole for the Vortex Formulation. Crompton and Purchaser shall execute and deliver at Closing the supply agreement, in the form attached as Exhibit L-3 with respect to Vitavax Technical.
  Purchaser, the Company and Crompton agree to execute and deliver at Closing a distributor agreement for Equipment, substantially in the form to be agreed on by the parties and attached hereto following the date of this Agreement as Exhibit M.
  Purchaser and Crompton agree to execute and deliver at Closing a distributor agreement for certain identified Formulations to be sold by Purchaser in Mexico and the United States, substantially in the form to be agreed on by the parties and attached hereto following the date of this Agreement as Exhibit N.
  Purchaser and Crompton agree to execute and deliver at Closing a distributor agreement for certain identified products of the Company to be sold by Crompton and its Affiliates outside of the Territory, substantially in the form to be agreed on by the parties and attached hereto following the date of this Agreement as Exhibit O.
  The parties agree that the Post Exercise Agreement shall terminate automatically by its terms upon GT Seed Treatment's transfer of the Offered Membership Interest to Purchaser and as a result of which, all rights licensed under such agreement to Crompton, the Sellers and their Affiliates shall also terminate.

6.10     Transfer of Thiram Registration.

  The Company agrees to execute and deliver to Crompton at Closing a transfer agreement substantially in the form to be agreed on by the parties and attached hereto as Exhibit H following the date of this Agreement, that transfers all of the Company's right, title and interest in and to all of the Company's Thiram technical label registrations (the "Thiram Registrations") with any Agency, including any data (including registration data) related to the Thiram Registrations or the Task Force Agreement (defined below), that is owned by the Company or to or in which the Company has any right, title or interest. The Company and its Affiliates shall also cooperate with Crompton as more particularly set forth in Section 7.1 after the Closing to file and complete such transfer of the Thiram Registrations.
  Except as specifically contemplated by the Thiram Supply Agreement, Purchaser, Crompton and the Sellers agree that from and after the Closing Date, the Company shall have no further right, title or interest in or to, or obligations under or with respect to, that certain Agreement, dated May 16, 1989, by and between UCB Chemicals, Inc. and Gustafson Inc., n/k/a GT Seed Treatment Inc. (the "Task Force Agreement"), including without limitation any reimbursement obligations for payments under the Task Force Agreement.

ARTICLE 7 FURTHER ASSURANCES

7.1     Cooperation.

  From and after the Closing, Crompton and Purchaser shall each cooperate with the other and execute and deliver to the other or to the other's appropriate Affiliates such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement, including without limitation (i) obtaining consents from Third Parties, (ii) the transfer to the Company and Purchaser of any Necessary Asset that is not to be made available pursuant to the Closing Agreements, and (iii) the cancellation of the Mexican Registrations as set forth in Section 7.6.
  From and after the Closing, subject to appropriate agreements relating to confidentiality, each party shall afford the other party, its counsel and accountants, at the other party's expense, during normal business hours and without unreasonable interference with the operation of such first party's business, reasonable access to the employees and any books and records in its possession relating exclusively to the Business with respect to periods before the Closing Date and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with the preparation of Tax returns (and GT Seed Treatment agrees to continue in its capacity as Tax Matters Member to prepare Tax returns for the Company for the year ended December 31, 2003) or in connection with any Tax audit, except to the extent that furnishing any such books or records or portion thereof pursuant to this Section 7.1(b) would violate any Law, order, contract or permit applicable to either party or by which any of their respective assets and properties is bound. Each party agrees for a period extending through the expiration of any statute of limitations for Tax matters not to destroy or otherwise dispose of any such books and records unless such party shall first offer in writing to surrender such books and records to the other party and such other party shall not agree in writing to take possession thereof during the ninety (90) calendar day period after such offer is made.
  For a period of forty-five (45) days after the Closing Date, Crompton and its Affiliates shall have a right to request information that is Pre-Exercise Technology (as such term is defined in the Amended Pre-Exercise Agreement), including without limitation the Pre-Exercise Technology specifically identified on Schedule 7.1(c). Such requests shall be in writing, identify the requested information with specificity and be made to a person designated by Bayer. The Company shall supply such requested Pre-Exercise Technology in the form in which it is ordinarily kept, subject to the right to redact any information that is not Pre-Exercise Technology from the documents provided. The Company shall use reasonable efforts to supply the requested Pre-Exercise Technology promptly giving due regard to conflicting obligations relating to the conduct of the Company's business, and in any event shall supply the requested Pre-Exercise Technology within 120 days after the Closing Date. The inclusion of information in a response to a request pursuant to this Section 7.1(c) shall not be construed as an admission by Bayer or the Company that any or all of the information supplied is Pre-Exercise Technology; provided however, that any information supplied in a response to a request pursuant to this Section 7.1(c) may be used by Crompton and its Affiliates in accordance with the terms of the Amended Pre-Exercise Agreement as though it were Pre-Exercise Technology.
  At any time prior to the Closing Date, and for a period of forty-five (45) days after Closing, Crompton and its Affiliates shall have a right to request information that is Crompton Technology, including without limitation, the Crompton Technology specifically identified on Schedule 7.1(d). All such requests shall be in writing, shall identify the requested information with specificity and shall be made to a person designated by Purchaser. The Company shall supply such requested Crompton Technology in the form in which it is ordinarily kept, subject to the right to redact any information that is not Crompton Technology from the documents provided. The Company shall use reasonable efforts to supply the requested Crompton Technology promptly giving due regard to conflicting obligations relating to the conduct of the Company's business, and in any event shall supply the requested Crompton Technology within 120 days after Closing. The inclusion of information in a response to a request pursuant to this Section 7.1(d) shall not be construed as an admission by Purchaser or the Company that any or all of the information supplied is Crompton Technology, provided however, that any information supplied in a response to a request pursuant to this Section 7.1(d) may be used by Crompton and/or its Affiliates as though it were Crompton Technology.
  Notwithstanding anything to the contrary in Sections 7.1(c) or (d), the Company shall not be required to provide Crompton and/or its Affiliates with any requested Crompton Technology to the extent it involves Bayer Technology or Bayer Products (as each such term is defined in the 1998 Purchase Agreement). Notwithstanding anything to the contrary in the foregoing, the Company shall not be required to provide any requested Pre-Exercise Technology or Crompton Technology to the extent it involves any proprietary information and/or data of any Third Party that has not expressly permitted the Company to disclose such information in a written agreement. If the Third Party agreement does not expressly permit the Company to disclose such information and/or data, the Company shall contact such Third Party to seek approval for such access. The Company shall inform Crompton in the event that the Third Party does not consent to such access. Crompton, at its option after notice to the Company, may also attempt to obtain such consent from the applicable Third Party to allow Crompton such access. If the Third Party consents to the disclosure of information and/or data to Crompton and/or its Affiliates, then the Company shall provide such information and/or data to Crompton and/or its Affiliates.
  If (i) a contract listed on Exhibit V-1 gives Crompton the right to receive Technology generated after the Effective Date, (ii) Crompton has a contract with a Third Party that was executed prior to January 1, 2004 that imposes an obligation on Crompton to disclose to the Third Party Technology generated under any of the contracts listed on Exhibit V-1, and (iii) the obligations in the contract listed on Exhibit V-1 to disclose to Crompton and the Third Party were consistent with Crompton's rights in Technology under the Post-Exercise Agreement and the other agreements from November 20, 1998 through the Effective Date between Crompton and the Company, Purchaser or any of their Affiliates relating to their rights to Technology generated by the Company or its Affiliates, Crompton's right to receive such Technology generated after the Effective Date shall survive until expiration of the contract listed on Exhibit V-1, notwithstanding the 45 day limitation set forth in Section 7.1(d). Crompton expressly acknowledges that listing a contract on Exhibit V-1 or V-2 does not mean that the contract satisfies requirements (i) through (iii) above. The foregoing right to receive Technology shall apply only with respect to, and to the extent that, the Company or its Affiliates engage in research or development after the Effective Date pursuant to a contract listed on Exhibit V-1 or V-2. Notwithstanding termination on the Closing Date of the Marketing Rights and Margin Agreement listed on Exhibit V-1 or V-2, any rights under that agreement referred to in this Section 7.1(f) shall survive with respect to Ipconazole, provided Crompton secures the Kureha Consent and until replaced by a development and supply agreement entered into between Bayer and Crompton.
  If (i) a contract listed on Exhibit V-2 requires the Company or its Affiliates to conduct research or development activities for Crompton or its Affiliates, (ii) that contract gives Crompton the right to receive Technology generated after the Effective Date, and (iii) the obligations in the contract to disclose Technology to Crompton were consistent with Crompton's rights in Technology under the Post-Exercise Agreement and the other agreements from November 20, 1998 through the Effective Date between Crompton and the Company, Purchaser or any of their Affiliates relating to their rights to Technology generated by the Company or its Affiliates, Crompton's right to receive such Technology generated after the Effective Date shall survive until expiration of the contract, listed on Exhibit V-2 notwithstanding the 45 day limitation set forth in Section 7.1(d). Crompton expressly acknowledges that listing a contract on Exhibit V-1 or V-2 does not mean that the contract satisfies requirements (i) through (iii) above. The foregoing right to receive Technology shall apply only with respect to, and to the extent that, the Company or its Affiliates engage in research or development after the Effective Date pursuant to a contract listed on Exhibit V-1 or V-2.
  Other than as set forth in Sections 7.1(c), (d), (f) and (g) and except as may be specifically requested pursuant to this Agreement or any other agreement entered into with Purchaser and/or its Affiliates on or after the date of this Agreement, Crompton and its Affiliates shall have no rights whatsoever to seek Technology from the Company or the Partnership, Purchaser or any of their Affiliates related to the Seed Treatment business, including without limitation pursuant to agreements between the Company or the Partnership and Crompton and /or its Affiliates entered into prior to the date of this Agreement.
  Crompton may propose supplements to the list of contracts on Exhibit V-1 or V-2 as soon as practicable following the date hereof and prior to the Closing Date, and Exhibit V-1 and V-2 may be amended by mutual agreement of the parties prior to the Closing Date.

7.2     Covenant Not to Compete.

  Crompton and the Sellers each hereby covenants and agrees that, except as expressly provided in this Section 7.2, for the Restricted Period (as defined below), Crompton, the Sellers and their Affiliates, and any Person that may purchase directly or indirectly any significant part of the business of Crompton, the Sellers and their Affiliates that sells products for Seed Treatment uses and applications, shall not, directly or indirectly, sell or otherwise commercialize any Existing Product or any Replacement Product for Seed Treatment uses or applications in the Territory. Without limiting the generality of the foregoing, except as expressly provided in this Section 7.2, and except for the sale of products by Crompton and its Affiliates to Purchaser or its Affiliates, Crompton, the Sellers and their Affiliates (i) shall not, directly or indirectly, sell, or otherwise commercialize any Existing Product or Replacement Product to any Person outside of the Territory that any of Crompton, the Sellers or their Affiliates knows or has reason to believe intends to market, sell, distribute, use or apply, such Existing Products or Replacement Products for Seed Treatment uses or applications inside the Territory, and (ii) shall not derive any profit or economic benefit resulting from any commercialization of an Existing Product or a Replacement Product for Seed Treatment uses or applications in the Territory, including without limitation, by (A) licenses of Technology, (B) provision of services relating to the Existing Products that would compete with services relating to the Existing Products provided by the Company as of the Closing Date, or (C) the sale or other commercialization of an Existing Product or a Replacement Product. Without in any manner limiting Crompton's and the Sellers' obligations under this Section 7.2(a), Crompton and the Sellers each agree that upon Purchaser's notice to Crompton providing credible verifiable evidence of a sale or other commercialization by Crompton, the Sellers or any of their Affiliates to a Person who is marketing, selling, distributing, using, applying, or otherwise commercializing one or more Existing Products or Replacement Products for Seed Treatment uses or applications inside the Territory in violation of this Section 7.2, Crompton, the Sellers and their Affiliates shall promptly cause such activity to cease or cease selling such Existing Products or Replacement Products to such Person for the remainder of the Restricted Period. The words "Restricted Period" as used in this Section 7.2 shall mean the period commencing with the Closing Date and ending five (5) years from such date. For the avoidance of doubt, the parties agree that the treatment of seed constitutes Seed Treatment uses and applications but that treated seed or the use thereof does not constitute Seed Treatment uses and applications, and therefore the restrictions contained in this Section 7.2 do not prevent Crompton, the Sellers or their Affiliates from (1) selling Existing Products or Replacement Products outside the Territory to a Person that treats seed outside the Territory and resells treated seed into the Territory, or (2) purchasing seed treated with Existing Products or Replacement Products sold by Purchaser or any other Person who did not directly or indirectly acquire such Existing Products or Replacement Products from Crompton, the Sellers and their Affiliates and reselling such treated seed in the Territory, but shall prevent Crompton, the Sellers and their Affiliates from treating seeds with Existing Products or Replacement Products and selling such treated seeds in the Territory.
  Crompton and the Sellers hereby covenant and agree for themselves and their Affiliates that, except as expressly provided in this Section 7.2, for the Restricted Period, the Company and its Affiliates, including Purchaser and Bayer CropScience Inc., shall be the exclusive distribution channels in each country in the Territory for Crompton, the Sellers and their Affiliates for Existing Products and Replacement Products registered or submitted for registration for Seed Treatment uses or applications in such country in the Territory.
  The words "directly or indirectly" as used in this Section 7.2 shall include, but not be limited to, (i) acting as an agent, officer, director, representative, consultant, independent contractor, or employee of any entity or enterprise, (ii) participating in any such competing entity or enterprise as an owner, partner, limited partner, member, joint venturer, material creditor, or stockholder (except as a stockholder holding less than a three percent (3%) interest in a corporation whose shares are traded on a national securities exchange or in the over-the-counter market unless Crompton or any Seller or any of their Affiliates controls such corporation, either alone or with others) or (iii) financing, or licensing intellectual property rights to, or providing products and services or other economic benefits to, a Person for Seed Treatment uses and applications in the Territory.
  If Crompton or its Affiliates' obligation to exclusively supply an Existing Product or a Replacement Product under a supply agreement or a distributor agreement with the Company, Purchaser or Bayer CropScience Inc. becomes non-exclusive, or if the obligation to supply an Existing Product or a Replacement Product under such a supply or distributor agreement is terminated, or if the supply or distributor agreement is terminated, in each case for any reason other than a breach by Crompton or its Affiliate or other failure by Crompton or its Affiliate to meet its product supply obligations thereunder for any reason (other than a breach by Bayer thereunder), including because of a Force Majeure event (as defined in such supply or distributor agreement) affecting Crompton's performance, then this Section 7.2 shall no longer apply as to such Existing Product or Replacement Product for the country covered by such supply or distributor agreement (but will itself have no effect on the application of this Section 7.2 to all other Existing Products and Replacement Products and to such Existing Product or Replacement Product in other countries in the Territory), and Seller and its Affiliates are specifically authorized and permitted to sell such Existing Product or Replacement Product in such country during and after the Restricted Period, for any purpose, including without limitation, for Seed Treatment uses and applications in such country. If the obligation to supply an Existing Product or a Replacement Product in a country under a supply agreement or a distributor agreement is terminated because of a breach by Crompton or its Affiliate or other failure by Crompton or its Affiliate to meet its product supply obligations thereunder for any reason (other than a breach by Bayer thereunder), including because of a Force Majeure event affecting Crompton's performance, this Section 7.2 shall continue to apply as to such Existing Product or Replacement Product in that country, notwithstanding any such termination (but will itself have no effect on the application of this Section 7.2 to such Existing Product or Replacement Product in other countries in the Territory). Nothing contained in this Section 7.2(d) grants a license, right to use or an interest in any intellectual property rights or other rights (contractual or otherwise) of the Purchaser, Company and their Affiliates.
  If at any time after Closing, including during the Restricted Period, Purchaser, Bayer CropScience Inc., the Company or any of their Affiliates is for any reason (including divestiture ordered by any Governmental Authority in connection with a filing under the Competition Acts) required to divest any registration or data rights it may have in Crompton Products or Crompton Technology, including any registrations and data related thereto (the terms "Crompton Products," and "Crompton Technology" shall have the respective meanings given to each such term in the Amended Pre-Exercise Agreement), then in such case, Purchaser, Bayer CropScience Inc., the Company or any of their Affiliates shall first offer such rights to Crompton, and Crompton shall have the right, but not the obligation, to purchase such rights. If Crompton notifies in writing to Purchaser that it is interested in purchasing such rights during the ninety (90) day period following notice of such offer to Crompton, Crompton and Purchaser shall use Good Faith Efforts to negotiate the price and other material terms of the sale of such rights. If, despite such Good Faith Efforts, the parties fail to reach agreement within such ninety (90) day period, then Purchaser, Bayer CropScience Inc., the Company or any of their Affiliates may offer such rights to any Person; provided, however, that the terms of such offer (taken as a whole) may not be more favorable to any such Person than the last terms, if any, offered to Purchaser, Bayer CropScience Inc., the Company or any of their Affiliates by Crompton pursuant to this Section 7.2(e).
  Nothing in this Section 7.2 prevents Crompton and its Affiliates from using or practicing Technology for a reason other than directly or indirectly selling, or otherwise commercializing Existing Products or Replacement Products for Seed Treatment uses and applications in the Territory during the Restricted Period (it being understood that nothing in this Section 7.2 grants a license, right to use or an interest in any intellectual property rights or other rights (contractual or otherwise) of Purchaser, the Company and their Affiliates). Without limiting the generality of the foregoing, as long as it does not result in a sale or other commercialization of an Existing Product or a Replacement Product for Seed Treatment uses or applications in a country in the Territory during the Restricted Period, this Section 7.2 does not prevent Crompton and its Affiliates (i) from developing, testing, formulating, manufacturing, registering, using or applying an Existing Product or a Replacement Product for Seed Treatments uses and applications in the Territory during the Restricted Period (or engaging in any activity other than that resulting in sale or commercialization for Seed Treatment uses and applications in the Territory) or (ii) from negotiating or entering into agreements with any Person during the Restricted Period for rights to test, formulate, manufacture, or register any Existing Product or Replacement Product for Seed Treatment uses and applications in the Territory. Notwithstanding the provisions of the immediately preceding sentence, neither Crompton nor its Affiliates may, during the Restricted Period, undertake any of the activities described in (i) or (ii) of the immediately preceding sentence in conjunction with any Person who is to be granted, directly or indirectly, rights to commercialize or sell such Existing Product or Replacement Product during the Restricted Period for Seed Treatment uses or applications in connection with its participation in any such activities in a country in the Territory.
  Upon expiration of the Restricted Period, this Section 7.2 shall have no further force or effect, and nothing in this Section 7.2 shall restrict Crompton and its Affiliates from any activity regarding Existing Products or Replacement Products, including without limitation, developing, marketing, distributing, selling, using or applying Existing Products or Replacement Products for Seed Treatment uses and applications in the Territory(it being understood that nothing in this Section 7.2 grants a license, right to use or an interest in any intellectual property rights or other rights (contractual or otherwise) of Purchaser, the Company and their Affiliates). Nothing in this Section 7.2 shall prevent Crompton and its Affiliates from developing, marketing, distributing, selling, using or applying Existing Products or Replacement Products for Seed Treatment uses and applications outside the Territory, or for other than Seed Treatment uses and applications worldwide, whether during or after the Restricted Period (it being understood that nothing in this Section 7.2 grants a license, right to use or an interest in any intellectual property rights or other rights (contractual or otherwise) of Purchaser, the Company and their Affiliates).
  During the Restricted Period, before Crompton, the Sellers or their Affiliates sell any significant part of their business to any Person, Crompton, the Sellers and their Affiliates shall obtain written agreement from such Person that it shall abide by the terms of this Section 7.2 and Section 7.5 as if it were Crompton or a Seller.
  Crompton and the Sellers acknowledge that a breach by Crompton, the Sellers and/or their Affiliates of the provisions of Sections 7.2, 7.4 and 7.5 of this Agreement cannot reasonably or adequately be compensated in damages in an action at law; and that a breach of any of such provisions contained in this Agreement would cause the Purchaser and the Company and the Business irreparable injury and damage. Crompton and the Sellers further acknowledge that they possess unique skills, knowledge and ability and that competition in violation of this Agreement or any other breach of such provisions of this Agreement would be extremely detrimental to the Purchaser and the Company. By reason thereof, Crompton and the Sellers agree that the Purchaser, the Company and Bayer CropScience Inc. shall be entitled, upon a showing of a breach of any of the provisions of Sections 7.2, 7.4 and 7.5, in addition to any other remedies it may have under this Agreement or otherwise, to seek preliminary and permanent injunctive and other equitable relief, to prevent or curtail any such breach of Sections 7.2, 7.4 and 7.5 of this Agreement. If any provisions of Sections 7.2, 7.4 and 7.5 of this Agreement shall be held void, invalid, illegal or unenforceable, that provision shall be modified or eliminated to the minimum extent necessary that will achieve, to the extent possible, the purpose of such provision and the Agreement shall otherwise remain in full force and effect and enforceable.

7.3     Cooperation in Third-Party Litigation.

  After the Closing, Crompton, the Sellers and their Affiliates shall provide such cooperation as Purchaser or its counsel may reasonably request in connection with (i) any Proceeding related to the conduct of the Business prior to the Closing which is pending or threatened at the time of Closing or thereafter and to which Purchaser or the Company is a party, and (ii) any Proceeding for which Crompton or Sellers is entitled to indemnification from Purchaser under Section 8.3 hereof. Such cooperation shall include, but not be limited to, making employees of Crompton or Sellers available upon the reasonable request and at the expense of Purchaser or its counsel to consult with and assist Purchaser and its counsel in connection with any such proceedings and to prepare for and testify in any such proceedings.
  After the Closing, Purchaser shall provide such cooperation as Crompton, Sellers or their counsel may reasonably request in connection with (i) any Proceeding relating to the conduct of the Business prior to the Closing which is pending or threatened at the time of Closing or thereafter and to which the Seller is a party; and (ii) any Proceeding for which Purchaser is entitled to indemnification from Crompton or the Sellers under Section 8.2 hereof. Such cooperation shall include, but not be limited to, making employees of Purchaser available upon the reasonable request and at the expense of Crompton, Sellers or their counsel to consult with and assist Crompton, Sellers and their counsel regarding any such proceedings and to prepare for and testify in connection with any such proceedings.
  The provisions of this Section 7.3 are not intended to conflict with, and shall not override the provisions of, Article 8 hereof. To the extent not covered under the indemnification provisions of Article 8 hereof, (i) any out-of-pocket expenses incurred by Crompton, the Sellers and their Affiliates in connection with cooperation provided under Section 7.3(a) shall be paid by Purchaser and (ii) any out-of-pocket expenses incurred by Purchaser and its Affiliates in connection with cooperation provided under Section 7.3(b), shall be paid by Crompton.

7.4     Non-Solicitation/Non-Hire of Company Employees.

Beginning on the date of this Agreement and continuing for a period of two (2) years after the Closing Date, none of Crompton, any Seller or any of their Affiliates shall, without the prior consent of Purchaser, which may be given or withheld at Purchaser's sole discretion, (a) employ as an employee or independent contractor any Company Employee or Industrias Gustafson Employee listed on Schedule 7.4 or (b) solicit for employment or as an independent contractor any Company Employee or Industrias Gustafson Employee; provided, however, that this covenant shall not be deemed to have been breached as to any employee (including those listed on Schedule 7.4) who (x) is no longer an employee of the Company, Purchaser or an Affiliate of Purchaser and has been involuntarily terminated by the Company, Purchaser or an Affiliate of Purchaser or (y) is solicited for employment by Crompton, any Seller or any of their Affiliates at least six (6) months after such employee has voluntarily terminated his or her employment with the Company, Purchaser or an Affiliate of Purchaser. With respect to Company Employees and Industrias Gustafson Employees not listed on Schedule 7.4, this covenant shall not be deemed to have been breached as to any employee who has responded to an advertisement or other public announcement placed by or on behalf of, or to a recruiter engaged by or on behalf of, Crompton, any Seller or any of their Affiliates, if such advertisement or other public announcement or recruiter is not specifically targeting Company Employees or Industrias Gustafson Employees (but which or who may generally be seeking Persons in the crop protection and/or Seed Treatment industry). Upon the expiration of two (2) years after the Closing, the provisions of this Section 7.4 shall expire and be of no further force and effect.

7.5     First Offer For New Products.

  Notwithstanding anything to the contrary in this Agreement, including Section 7.2, Crompton may sell or otherwise commercialize New Products for Seed Treatment uses and applications in the United States or Mexico only in compliance with the terms and conditions of this Section 7.5. Except as set forth in this Section 7.5, during the period that begins on the Closing Date and ends three (3) years from the Closing Date, Crompton and the Sellers each hereby covenants and agrees that Crompton, the Sellers and their Affiliates shall not (i) develop with a Third Party any New Product for Seed Treatment uses or applications in the United States or Mexico and (ii) shall not sell or otherwise commercialize (whether by themselves or with a Third Party) any New Product for Seed Treatment uses or applications in the United States or Mexico. Without limiting the generality of the foregoing, Crompton and/or its Affiliates may, during the period that begins on the Closing Date and ends three (3) years from the Closing Date, undertake, in the United States or Mexico, any of the activities described in (i) of the immediately preceding sentence in conjunction with any research establishment, unless such research establishment would be granted, within three (3) years from the Closing Date, directly or indirectly, rights to commercialize or sell such New Product for Seed Treatment uses or applications in connection with its participation in any such activities in a country in the Territory.
  Other than as set forth in Sections 7.5(c), (d) and (e), if Crompton, any Seller or any of their Affiliates has developed, or has obtained rights to, a New Product for any Seed Treatment uses and applications in the United States or Mexico, Crompton shall promptly notify Purchaser of such New Product not later than the time that Crompton or any of its Affiliates has decided to sell or otherwise commercialize such New Product for Seed Treatment uses and applications in the United States or Mexico. Such notice shall describe the New Product, state the nature of rights being offered to Purchaser (i.e., crops, country, and whether the rights are to develop, distribute and/or manufacture the New Product or, if the New Product is an Active Ingredient or other ingredient, Formulations containing the New Product) and provide all information reasonably requested (subject to an appropriate confidentiality agreement) by Purchaser to assess the New Product and develop the Plan. Purchaser shall have sixty (60) days from such notice to develop and submit to Crompton a strategic five (5) year marketing plan, estimated volumes, research schedule and development budget for such New Product, as appropriate in light of and taking into account the nature of the offer and the status of development, testing and approvals relating to the New Product on the date of the notice and the information provided by Crompton (collectively, the "Plan"). Following receipt of the Plan, Crompton shall evaluate the Plan, and communicate its acceptance, rejection and/or any conclusions to Purchaser. During the sixty (60) day period from the date the Plan was due to Crompton, Crompton and Purchaser shall use Good Faith Efforts to negotiate the Plan and an agreement reasonably satisfactory to both of them for the rights to the New Product being offered. If Purchaser fails to provide a Plan within the sixty (60) day period specified above, or if, despite Good Faith Efforts by both parties, the parties fail to reach agreement on the Plan and applicable (i.e., supply, development, distributor) agreement within such sixty (60) day period, then in such case, Crompton, Sellers or their Affiliates may offer the relevant New Product to another Person, provided that (i) the terms of such offer (taken as a whole) may not be more favorable to any such Person than the last terms offered by Purchaser pursuant to this Section 7.5(b), if any, and (ii) in no event (notwithstanding anything herein to the contrary) may the New Product, or if the New Product is an Active Ingredient or other ingredient, such Active Ingredient or other ingredient and Formulations containing such Active Ingredient or other ingredient, be sold or otherwise commercialized by such other Person or by Crompton, Sellers or any of their Affiliates for Seed Treatment uses or applications in the United States or Mexico (regardless of whether Purchaser failed to provide a Plan or the parties failed to reach agreement on the Plan and/or related agreement) until the expiration of three (3) years from the Closing Date.
  If (i) a New Product is comprised of or contains an Active Ingredient that is a compound proprietary to a Third Party (and not a compound that is available in generic form), and (ii) the rights to such Product containing such proprietary Active Ingredient cannot be granted by Crompton or the applicable Seller or Affiliate to Purchaser or the Company for the United States or Mexico because of an obligation involuntarily imposed on Crompton, the Sellers and their Affiliates (as long as Crompton, the Sellers and their Affiliates use reasonable commercial efforts to negotiate an agreement with the Third Party that does not prevent a grant of such rights in the United States and/or Mexico to the Company or Purchaser), then notwithstanding anything to the contrary in this Section 7.5, Crompton, the Sellers and their Affiliates may directly or indirectly develop, test, manufacture, market, sell and/or otherwise commercialize such New Product for Seed Treatment uses and applications in the United States or Mexico without first complying with Section 7.5(a) or (b), and without waiting until the expiration of three (3) years from the Closing Date.
  If at any time until the third anniversary of the Closing Date, Crompton or any Seller or any of their Affiliates has decided to sell or otherwise commercialize the Active Ingredient Ipconazole, or any Formulation containing Ipconazole (other than the Vortex Formulation submitted for registration in the United States for corn, sorghum and cotton or a Modification thereof or a Replacement product thereof), for Seed Treatment uses and applications in the United States or Mexico, and unless Kureha Chemical Industry Co., Ltd. has involuntarily imposed an obligation on Crompton and its Affiliates that prevents them from offering any rights to Purchaser and its Affiliates in spite of Crompton and its Affiliates having used reasonable efforts to negotiate an agreement that did not prevent such offer of rights, Crompton shall promptly notify Purchaser of such decision not later than the time that Crompton or any of its Affiliates has decided to sell or otherwise commercialize Ipconazole or any Ipconazole-containing Formulations (other than the Vortex Formulation for corn, sorghum and cotton in the United States) for Seed Treatment uses and applications in the United States or Mexico. Such notice shall describe the development or commercialization decision, state the nature of rights being offered to Purchaser (i.e., crops, country, and whether the rights are to develop Ipconazole into a Formulation and/or distribute and/or manufacture the Formulation containing Ipconazole), and provide all information reasonably requested (subject to an appropriate confidentiality agreement) by Purchaser to assess, as applicable, Ipconazole or the Ipconazole-containing Formulations and develop the Ipconazole Plan. Purchaser shall have sixty (60) days from such notice to develop and submit to Crompton a strategic five (5) year marketing plan, estimated volumes, research schedule and/or development budget in response to such notice, as appropriate in light of and taking into account the nature of the offer and the stage of development, testing and approvals relating to the offer that is the subject of the notice and the information provided by Crompton (collectively, the "Ipconazole Plan"). Following receipt of the Ipconazole Plan, Crompton shall evaluate the Ipconazole Plan, and communicate its acceptance, rejection and/or any conclusions to Purchaser. During the sixty (60) day period from the date the Ipconazole Plan was due to Crompton, Crompton and Purchaser shall use Good Faith Efforts to negotiate the Ipconazole Plan and an agreement reasonably satisfactory to both of them for the rights being offered. If Purchaser fails to provide an Ipconazole Plan within the sixty (60) day period specified above, or despite Good Faith Efforts by both parties, the parties fail to reach agreement on the Ipconazole Plan or on the applicable agreement within such sixty (60) days, then in either case, Crompton or its Affiliates may develop, market, distribute, offer, sell, and/or otherwise commercialize Ipconazole or such Ipconazole-containing Formulations for Seed Treatment uses and applications in the United States or Mexico directly or indirectly through a Third Party without first complying with Section 7.5(b), or without waiting until the expiration of three (3) years from the Closing Date, provided that (i) the terms of such offer (taken as a whole) may not be more favorable to any such Third Party than the last terms offered by Purchaser, if any, pursuant to this Section 7.5(d), (ii) no rights whatsoever may be granted to such Third Party to use Ipconazole (including without limitation in any Formulation) for corn, sorghum and cotton in the United States, and (iii) the Supply Agreement between Purchaser and Crompton for Ipconazole to make the Vortex Formulation for corn, sorghum and cotton in the United States remains in full force and effect and Crompton's ability to comply with the terms of such Supply Agreement is not adversely affected. For the avoidance of doubt, the Active Ingredient Ipconazole and any Ipconazole-containing Formulations for the United States or Mexico (other than the Vortex Formulation in the United States for corn, sorghum and cotton) are not Existing Products but are New Products subject only to this Section 7.5(d) and the Vortex Formulation and any Modification thereof and any Replacement Product thereof is an Existing Product and not a New Product.
  Upon expiration of three (3) years from the Closing Date, Crompton and its Affiliates shall have no further obligation to comply with this Section 7.5 and Crompton and its Affiliates shall have no further obligation under this Section 7.5 to offer a New Product to the Company or Purchaser, or otherwise be restricted in developing, marketing, selling or otherwise commercializing a New Product for Seed Treatment uses or applications in the United States or Mexico, whether by itself or with a Third Party, except to the extent that such restrictions are contained in a written agreement entered into between Crompton and/or its Affiliates and Bayer and/or its Affiliates pursuant to this Section 7.5 or otherwise.
  Nothing contained in this Section 7.5 grants a license, right to use or an interest in any intellectual property rights or other rights (contractual or otherwise) of the Company, Purchaser and their Affiliates or relieves Crompton, the Sellers or their Affiliates of any restriction contained in the Amended Pre-Exercise Agreement.

7.6     Cancellation of Certain Vitavax Registrations.

The Company shall cause Industrias Gustafson to diligently after the Closing cancel all of its registrations for technical Vitavax and Vitavax 300 20/20 (the "Mexican Registrations") and to provide hard copies of all data related to such Mexican registrations to Crompton or Crompton's designated Affiliate.

ARTICLE 8 SURVIVAL OF REPRESENTATIONS
AND WARRANTIES; INDEMNIFICATION

8.1     Survival.

The representations and warranties of Purchaser, Crompton and the Sellers set forth in this Agreement and the covenants and obligations of Purchaser, Crompton, the Sellers and the Company set forth in this Agreement, shall survive the Closing, for the periods set forth in Sections 8.2, 8.3, 8.4 , 8.5 and 8.6.

8.2     Indemnification by Crompton and the Sellers.

    Subject always to the provisions of Sections 8.4 and 8.5 and this Section 8.2, Crompton and the Sellers jointly and severally agree to defend, indemnify and hold harmless the Company, Purchaser and their Affiliates and their respective officers, directors, agents and employees (individually, a "Purchaser Indemnitee" and collectively, the "Purchaser Indemnitees") from and against:
          One hundred (100%) percent of any and all Losses suffered by a Purchaser Indemnitee, as a result of or in connection with any breach of, or misrepresentation or inaccuracy in, any representation or warranty made by Crompton and/or the Sellers in or pursuant to this Agreement in Sections 4.1(a), (b), (c), (f), (g)(i), (k) (to the extent the representation in (k) relates to a Seller and/or Crompton) and (l), provided however, that for the purposes of this Section 8.2(a)(i)(A), such representations and warranties shall be read without regard to any Sellers' Knowledge qualification included in such representation or warranty;
          Fifty (50%) percent of any and all such Losses suffered by a Purchaser Indemnitee, as a result of or in connection with any breach of, or misrepresentation or inaccuracy in, any representation or warranty made by Crompton and/or the Sellers in or pursuant to this Agreement set forth under Sections 4.1(d), (g)(ii), (h), (i), (j) and (k) (to the extent the representation in 4.1(k) relates to the Company); provided however, that for the purposes of this Section 8.2(a)(i)(B), such representation and warranties shall be read without regard to any Sellers' Knowledge qualification included in such representation or warranty; and
          One Hundred (100%) percent of any and all such Losses suffered by a Purchaser Indemnitee, as a result of or in connection with any breach of, or misrepresentation or inaccuracy in, any representation or warranty made by Crompton and/or the Sellers in or pursuant to this Agreement set forth under Sections 4.1(d), (g)(ii), (h), (i), (j) and (k) (to the extent the representation in 4.1(k) relates to the Company) to the extent such representations are read taking into account any Seller's Knowledge qualification included in such representation or warranty; provided that, to the extent that Purchaser has Knowledge of the matter subject to Sellers' Knowledge qualification, the indemnification obligation of the Crompton and the Sellers shall remain as set forth under Section 8.2(a)(i)(B).

               (ii)     One hundred (100%) percent of any and all Losses suffered by a Purchaser Indemnitee, as a result of or in connection with any breach of any covenant, agreement or obligation made or to be performed by Crompton, a Seller or any of their Affiliates, under or pursuant to this Agreement, provided that Crompton and/or the Sellers shall first have notice of and an opportunity to cure within thirty (30) days of such notice breaches relating to post-Closing covenants, agreements or obligations that are not willful, intentional or reckless;

               (iii)    One hundred (100%) percent of any and all Losses suffered by a Purchaser Indemnitee, as a result of or in connection with (A) any failure of GT Seed Treatment to transfer the Offered Membership Interest to Purchaser free and clear of any Liens and in accordance with this Agreement and/or (B) any breach of, or misrepresentation or inaccuracy in, any representation or warranty made by Crompton and/or the Sellers in or pursuant to this Agreement under Section 4.1(e);

               (iv)     one-half (50%) of any Taxes assessed against the Company or its Affiliates due in respect of any period beginning on or after November 20, 1998 through the Closing Date, including any penalty imposed on the Company or Purchaser for actions or non-actions approved by Purchaser and Crompton, provided, however, that if, absent such approval for its action or nonaction, Crompton or any of its Affiliates fail to carry out, or improperly carry out, any administrative action (i.e., filing tax return) required to be taken by GT Seed Treatment in its role of tax matters partner, then all (100%) of any such penalty;

one hundred (100%) percent of any and all Losses suffered by a Purchaser Indemnitee, as a result of or in connection with any 2004 Excluded Obligations; and

one-half (50%) of any and all Losses, suffered by a Purchaser Indemnitee, as a result of or in connection with the operation of the Business prior to the Closing Date (other than to the extent such liability is set forth or reserved for in the Financial Statements) including without limitation one-half (50%) of:

    any Losses arising from any Proceeding arising from events or occurrences prior to the Closing Date;
    any Losses arising from an alleged failure or a failure of the Company or its Affiliates to comply with Laws (other than Environmental Laws) prior to the Closing Date;
    any Losses arising prior to the Closing Date related to the employment of employees of the Company or the hiring of consultants by the Company, including employee benefit plans used to provide benefits to such employees or consultants;
    any alleged breach or breach of contracts of the Company and its Affiliates prior to the Closing; and
    any Losses arising from any liability arising from events or occurrences prior to, or relating to the periods prior to the Closing Date to the extent such liability is not reflected or reserved in the Financial Statements, including without limitation the litigation claims set forth on Schedule 4.1(g) and Schedule 4.2(c).

   (b)  1998 Excluded Obligations.

Subject always to the terms of Section 8.4(a), Crompton and the Sellers acknowledge and agree that notwithstanding any provision in this Agreement to the contrary, the Company and Purchaser and their Affiliates shall not assume or be obligated to satisfy or perform any of the 1998 Excluded Obligations. Crompton and the Sellers further acknowledge and agree that the obligation of Crompton and the Sellers (as successors to C&K and the Sellers, as each such term is defined in the 1998 Agreement) to jointly and severally defend, indemnify and hold harmless the Company and Purchaser and their Affiliates from and against any Losses suffered by Purchaser and the Company and their Affiliates as a result of or in connection with 1998 Excluded Obligations, as set forth in Section 9.2(a)(ii) of the 1998 Purchase Agreement, remains in full force and effect. As set forth in Sections 9.2(d) and 9.2(b)(i) of the 1998 Purchase Agreement, such indemnification obligations shall not be subject to any De Minimis Amount, Threshold Amount or Indemnification Cap (as such terms are defined in the 1998 Agreement) and there shall be no limitation on the time for making a Claim for any Losses with respect to a 1998 Excluded Obligation.

  Notwithstanding the terms of Section 8.2(a), Crompton and the Sellers shall not be required to indemnify the Purchaser Indemnitees under Section 8.2(a), unless such right to indemnification is asserted by Purchaser or the Company (whether or not such Losses have actually been incurred) by written notice to Crompton and the Sellers, describing with reasonable specificity the facts giving rise to the asserted right, within the following time periods:
    with respect to any matters covered by Sections 8.2(a)(iii) or (a)(v), or any breach of the representations and warranties contained in Sections 4.1(a), (b), (c) or (e) or with respect to any fraud or intentional misrepresentation made by the Sellers or by Crompton, there shall be no limitation on the time for making a Claim;
    with respect to all matters covered by Section 8.2(a)(ii), other than (A) Tax matters and matters related to employees and employee benefit plans (which are dealt with in Section 8.2(c)(iv) below) and (B) Environmental Liability (which is dealt with exclusively in Sections 8.4 and 8.5), on or before the later of (x) the date which is five (5) years after the Closing Date or (y) two (2) years following the breach, but in no event later than seven (7) years following the Closing Date;
    with respect to all matters covered by Section 8.2(a)(i) or (vi), other than (A) those specified in Section 8.2(c)(i) above, (B) Tax matters and matters relating to employees or employee benefits (which are dealt with in Section 8.2(c)(iv) below) and (C) Environmental Liability (which is dealt with exclusively in Sections 8.4 and 8.5), on or before the date which is two (2) years after the Closing Date; and
    with respect to Tax matters covered under Section 8.2(a)(i) or (a)(iv), or matters relating to employees or employee benefits covered under Section 8.2(a)(i) or 8.2(a)(vi), on or before the expiration of the applicable statute of limitations for the Claim, or if a violation of Law, the applicable statute of limitations for the underlying Laws which form the basis of the Claim.
  Subject to the terms of Sections 8.2(e) and (f) and Section 8.4, (i) Crompton and the Sellers shall not be required to indemnify the Purchaser Indemnitees pursuant to Section 8.2(a) with respect to any individual Losses of less than the De Minimis Amount (it being understood that to the extent an individual Loss is equal to or more than the De Minimis Amount the entire amount of such individual Loss including the portion of such individual Loss less than the DeMinimis Amount will be subject to indemnification) or with respect to the first ONE HUNDRED FIFTY THOUSAND AND 00/100 UNITED STATES DOLLARS (US$150,000.00) of such Losses, calculated on a cumulative basis (under both this Agreement and the Gustafson Partnership Purchase Agreement but not including any individual Losses of less than the DeMinimis Amounts) and not on an individual basis (the "Threshold Amount"); and (ii) Crompton and the Sellers shall indemnify the Purchaser Indemnitees pursuant to Section 8.2(a) for Losses to the extent in excess of the Threshold Amount. Except as provided by Sections 8.2(e), 8.2(f) and comparable provisions of the Gustafson Partnership Purchase Agreement so identified in the Gustafson Partnership Purchase Agreement, Crompton's and the Sellers' aggregate indemnification obligations for Losses under this Agreement and the Gustafson Partnership Purchase Agreement shall in no event exceed SEVEN MILLION FIVE HUNDRED THOUSAND AND 00/100 UNITED STATES DOLLARS (US$7,500,000.00) (the "General Indemnification Cap").
  Notwithstanding Section 8.2(d), the General Indemnification Cap shall not apply to Losses (i) under Section 8.2(a) with respect to Tax matters, including Losses under Sections 8.2(a)(i) or (a)(iv) that relate to Tax matters; or (ii) with respect to any Environmental Liability (which is dealt with exclusively in Section 8.4 and 8.5); or (iii) under Section 8.2(a)(i) or 8.2(a)(vi) with respect to any matter relating to employees or employee benefits (collectively, the "Excepted Liabilities"). Notwithstanding Section 8.4, Crompton's and the Sellers' aggregate indemnification obligations with respect to Cessation Environmental Liability under this Agreement and Cessation Environmental Liability under the Gustafson Partnership Purchase Agreement, to the extent in excess of any threshold amounts calculated cumulatively under this Agreement and the Gustafson Partnership Purchase Agreement, shall not exceed (A) TWO MILLION AND 00/100 UNITED STATES DOLLARS (US$2,000,000.00) per Location, including any Location under this Agreement and any Location identified in the Gustafson Partnership Purchase Agreement, but not including the Calgary, Alberta Location, or (B) an aggregate of FOUR MILLION AND 00/100 UNITED STATES DOLLARS (US$4,000,000.00) for all Locations, including all Locations under this Agreement and all Locations identified in the Gustafson Partnership Purchase Agreement, but not including the Calgary, Alberta Location. Crompton's and the Sellers' aggregate indemnification obligations with respect to Losses with respect to such Excepted Liabilities (other than indemnification obligations under Section 8.4(a), (b) and (f) which are subject to no indemnification cap or limitation) under this Agreement and Losses specified as the Canadian Excepted Liabilities (other than any such indemnification obligations with respect to any Environmental Liability that is not subject to any indemnification cap or limitation in the Gustafson Partnership Purchase Agreement) under the Gustafson Partnership Purchase Agreement (to the extent in excess of any Threshold Amount of Losses calculated cumulatively under this Agreement and the Gustafson Partnership Purchase Agreement and exclusive of any individual Losses of less than the De Minimis Amounts), shall not exceed THIRTY FIVE MILLION AND 00/100 UNITED STATES DOLLARS (US$35,000,000.00) (the "Aggregate Indemnification Cap"). Except as provided herein, Crompton's and the Sellers' aggregate indemnification obligations for Losses subject to the Aggregate Indemnification Cap in the foregoing sentence and Losses subject to the General Indemnification Cap under Section 8.2(d) shall in no event exceed the Aggregate Indemnification Cap, and any monies paid by Crompton or the Sellers on account of the indemnification obligations for Environmental Matters under Section 8.4 (other than indemnification obligations under Section 8.4(a), (b) and (f), which are subject to no indemnification cap or limitation) and under indemnification obligations under the Gustafson Partnership Purchase Agreement (other than those that are not subject to any indemnification cap or limitation in the Gustafson Partnership Purchase Agreement) shall be included in the calculations for purposes of determining whether the Aggregate Indemnification Cap has been reached.
  Notwithstanding Section 8.2(d) or 8.2(e), the De Minimis Amount, the Threshold Amount, the General Indemnification Cap and Aggregate Indemnification Cap shall not apply to (i) Losses under Section 8.2(a)(i) with respect to any breach of the representations and warranties contained in Sections 4.1(a), (b), (c) or (e); (ii) Losses under Section 8.2(a)(iii); (iii) any fraudulent or intentional misrepresentation, or breach of a covenant or agreement made or to be performed by Crompton or by the Sellers pursuant to this Agreement; (iv) any Claims related to any 1998 Excluded Obligation; or (v) any Claims related to any 2004 Excluded Obligation.
  Crompton and the Sellers acknowledge and agree that none of them shall use the representations and warranties made by Purchaser in Sections 4.2(c)(ii), (d) or (e) (or the confirmation of such representations and warranties by Purchaser in the certificate delivered by Purchaser pursuant to Section 6.4(e)) as an affirmative or other defense to an indemnification Claim made by a Purchaser Indemnitee hereunder. Such representations may be used only for purposes of Section 8.2(a)(i)(C).

8.3     Indemnification by Purchaser.

  Subject always to the provisions of Section 8.4 and 8.5 and the provisions of this Section 8.3, Purchaser shall defend, indemnify and hold harmless Crompton, the Sellers and their Affiliates and their respective officers, directors, agents and employees (individually, a "Seller Indemnitee" and collectively the "Seller Indemnitees") from and against:
    One hundred (100%) percent of any and all Losses suffered by a Seller Indemnitee, as a result of or in connection with any breach of, or misrepresentation or inaccuracy in, any representation or warranty made by Purchaser in or pursuant to this Agreement in Sections 4.2(a), (b), (c)(i), or (e) (to the extent that the representation in 4.2(e) relates to the Purchaser);
    Fifty (50%) percent of any and all Losses suffered by a Seller Indemnitee, as a result of or in connection with any breach of, or misrepresentation or inaccuracy in, any representation or warranty made by Purchaser in or pursuant to this Agreement in Sections 4.2(c)(ii), (d) or (e) (to the extent that the representation in 4.2(e) relates to the Company);
    One hundred (100%) percent of any and all Losses suffered by a Seller Indemnitee, as a result of or in connection with any breach of any covenant, agreement or obligation made or to be performed by Purchaser or its Affiliates under or pursuant to this Agreement provided that Purchaser shall first have notice of and an opportunity to cure within that thirty (30) days of such notice breaches relating to post-Closing covenants, agreements or obligations that are not willful, intentional or reckless;
    One hundred (100%) percent of any and all Losses suffered by a Seller Indemnitee, to the extent such Losses are a result of or in connection with activities of the Company or the Business after the Closing Date, including without limitation, any alleged breach or breach of contracts of the Company and its Affiliates on or after the Closing (but not contracts of the Company with Crompton and its Affiliates), or any Losses related to the employment of employees of the Company or the hiring of consultants by the Company or Purchaser, including employee benefit plans used to provide benefits to such employees or consultants, or Losses arising from any Proceeding arising from events or occurrences on or after the Closing Date, provided however, that the Seller Indemnitee shall have the burden of proving the extent to which any such Losses are the result of occurrences after the Closing Date;
    One hundred (100%) percent of any and all Losses suffered by a Seller Indemnitee, to the extent that such Losses result from (A) Taxes (including all information returns) assessed against the Company or its Affiliates due in respect of any period beginning on or after the Closing Date, or (B) taxes, fees, fines or penalties related to, arising out of or resulting from the failure to qualify to do business in any jurisdiction or lack of good standing in any jurisdiction due in respect of any period beginning on or after the Closing Date, or relating to a failure by the Company to amend its qualifications in jurisdictions where it is qualified to do business as a foreign corporation to reflect the fact that GT Seed Treatment is no longer a member of the Company following the Closing Date;
    one-half (50%) of any and all Losses suffered by a Seller Indemnitee as a result of or in connection with the operation of the Business prior to the Closing Date (other than to the extent such liability is set forth or reserved for in the Financial Statements), including without limitation, one-half (50%) of:
    any Losses arising from any Proceeding arising from events or             occurrences prior to the Closing Date;
    any Losses arising from an alleged failure or a failure of the Company or its Affiliates to comply with Laws (other than Environmental Laws) prior to the Closing Date;
    any Losses arising prior to the Closing Date related to the employment of employees of the Company or the hiring of consultants by the Company, including employee benefit plans used to provide benefits to such employees or consultants;
    any alleged breach or breach of contracts of the Company and its Affiliates prior to the Closing; and
    any Losses arising from any liability arising from events or occurrences prior to, or relating to the periods prior to the Closing Date to the extent such liability is not reflected or reserved in the Financial Statements, including without limitation the litigation claims set forth on Schedule 4.1(g) and Schedule 4.2(c).
    one-half (50%) of any Taxes assessed against the Company or its Affiliates due in respect of any period beginning on or after November 20, 1998 through the Closing Date; and
    One hundred (100%) percent of any and all Losses suffered by a Seller Indemnitee, as a result of or in connection with any failure to pay the Deferred Dividend, the Initial Purchase Price or, if the Kureha Consent is delivered to Purchaser in accordance with Section 2.3, the Deferred Purchase Price.
  Notwithstanding Section 8.3(a), Purchaser shall not be required to indemnify the Seller Indemnitees unless such right to indemnification is asserted by Sellers or Crompton (whether or not such Losses have actually been incurred) by written notice to the Purchaser describing with reasonable specificity the facts giving rise to the asserted right within the following time periods:
    with respect to any matter covered by Section 8.3(a)(iv), and any fraud or intentional misrepresentation made by the Purchaser, there shall be no limitation on the time for making a Claim;
    with respect to any matter covered by Section 8.3(a)(iii), other than those specified in Section 8.3(b)(i) above, Tax matters or matters relating to employees or employee benefits which are dealt with in Section 8.3(b)(iii), or Environmental Liability (which is dealt with exclusively in Sections 8.4 and 8.5), on or before the later of (x) the date which is five (5) years after the Closing Date or (y) two (2) years following the breach, but in no event later than seven (7) years following Closing;
    with respect to Tax matters covered under Section 8.3(a)(v) or (a)(vii), or matters relating to employees or employee benefits covered under Section 8.3(a)(vi) on or before the expiration of the applicable statute of limitations for the Claim, or if the Claim is a violation of Law, the statute of limitation for the underlying Laws which form the basis of the Claim; and
    with respect to all other matters covered by Section 8.3(a) (other than those specified in Section 8.3(b)(i) and (b)(ii) above, Tax matters or matters relating to employees or employee benefits, which are dealt with in Section 8.3(b)(iii), and Environmental Liability, which is dealt with exclusively in Sections 8.4 and 8.5), on or before the date which is two (2) years after the Closing Date.
  Subject to the terms of Section 8.3(d) and (e) and Section 8.5, Purchaser (i) shall not be required to indemnify the Seller Indemnitees pursuant to Section 8.3(a) with respect to any individual Losses of less than the De Minimis Amount or with respect to the Threshold Amount of such Losses (calculated on a cumulative basis under both this Agreement and the Gustafson Partnership Purchase Agreement and not taking into account all individual Losses of less than the De Minimis Amount), and (ii) shall indemnify the Seller Indemnitees pursuant to Section 8.3(a) for such Losses to the extent in excess of the Threshold Amount. Except as provided by Section 8.3(d), 8.3(e) and comparable provisions of the Gustafson Partnership Purchase Agreement so identified in the Gustafson Partnership Purchase Agreement, Purchaser's aggregate indemnification obligations for Losses under both this Agreement and the Gustafson Partnership Purchase Agreement shall in no event exceed the General Indemnification Cap.
  Notwithstanding Section 8.3(c), the General Indemnification Cap shall not apply to Losses (i) under Section 8.3(a)(vi) and 8.3(a)(vii) with respect to Tax matters and with respect to any matter relating to employees or employee benefits or (ii) to Losses under Section 8.5 with respect to Environmental Liability (collectively, the "Seller Excepted Liabilities"). Purchaser's aggregate indemnification obligations with respect to the Losses with respect to such Seller Excepted Liabilities (other than indemnification obligations under Section 8.5(a), 8.5(b)(ii), 8.5(c)(ii), 8.5(d) and 8.5(e) which are subject to no indemnification cap or limitation) under this Agreement and Losses specified as the Canadian Seller Excepted Liabilities (other than indemnification obligations with respect to any Environmental Liability that is not subject to any indemnification cap or limitation in the Gustafson Partnership Purchase Agreement) under the Gustafson Partnership Purchase Agreement (to the extent in excess of any Threshold Amount of Losses calculated simultaneously under this Agreement and the Gustafson Partnership Purchase Agreement and exclusive of any individual Losses of less than the De Minimis Amounts), shall not exceed the Aggregate Indemnification Cap. Except as provided herein, Purchaser's aggregate indemnification obligations including those with respect to Losses subject to the General Indemnification Cap and the Aggregate Indemnification Cap under this Agreement and under the Gustafson Partnership Purchase Agreement shall in no event exceed the Aggregate Indemnification Cap, and any monies paid by Purchaser on account of indemnification obligations for Environmental Matters under Section 8.5 (other than indemnification obligations under Section 8.5(a), 8.5(b)(ii), 8.5(c)(ii) and 8.5(d) which are subject to no indemnification cap or limitation) and under indemnification obligations under the Gustafson Partnership Purchase Agreement (other than those that are not subject to any indemnification cap or limitation in the Gustafson Partnership Purchase Agreement) shall be included in the calculations for purposes of determining whether the Aggregate Indemnification Cap has been reached.
  Notwithstanding Section 8.3(c) or Section 8.3(d), the De Minimis Amount, the Threshold Amount, the General Indemnification Cap or the Aggregate Indemnification Cap shall not apply to Losses with respect to (i) any fraudulent or intentional misrepresentation, or any breach of a covenant or agreement made or to be performed by Purchaser, (ii) Losses under Section 8.3(a)(viii), or (iii) Losses under Section 8.3(a)(iv) (to the extent that the Seller Indemnitee has met its burden of proof that such Losses resulted from post-Closing occurrences) or Section 8.3(a)(v).
  Notwithstanding anything to the contrary herein, Purchaser shall be required to indemnify the Seller Indemnitees with respect to any Loss under Section 8.3(a)(ii), Section 8.3(a)(vi) or Section 8.3(a)(vii), only to the extent that (i) a claim for such Loss has been asserted directly against, and paid by, the Seller Indemnitees, and (ii) the Seller Indemnitees collectively have incurred or paid the entire amount of such Losses. In the event that the Seller Indemnitees have collectively incurred or paid more than one-half (50%) of the total amount of such a Loss but less than the entire amount of such Loss, Purchaser shall only indemnify the Seller Indemnitees for any amount in excess of one-half (50%) of the total amount of the Loss. For purposes of this Section 8.3, amounts paid or payable by a Seller Indemnitee to indemnify a Purchaser Indemnitee shall not be amounts that qualify as a Loss suffered by a Seller Indemnitee.

8.4     Indemnification by Crompton and Sellers for Environmental Matters.

Notwithstanding anything to the contrary in this Agreement, and subject always to the terms of Section 8.6, Crompton and the Sellers shall have no liability for Environmental Matters except as set forth in this Section 8.4.

    Environmental 1998 Excluded Obligations. Crompton and the Sellers acknowledge and agree that notwithstanding any provision in this Agreement to the contrary, the Company and Purchaser and their Affiliates shall not assume or be obligated to assume any obligation or responsibility for the matters identified in Section 2.2(b)(iv)(y) and Section 2.2(b)(x) of the 1998 Purchase Agreement ("Environmental 1998 Excluded Obligations"). Crompton and the Sellers further acknowledge and agree that the obligation of Crompton and the Sellers (as successors to C&K and the Sellers, as each such term is defined in the 1998 Agreement) to jointly and severally defend, indemnify and hold harmless the Company and Purchaser and their Affiliates from and against any Environmental Liability suffered by Purchaser and the Company and their Affiliates as a result of or in connection with Environmental 1998 Excluded Obligations, as set forth in Section 9.2(a)(ii) of the 1998 Purchase Agreement, remains in full force and effect. As set forth in Sections 9.2(d) and 9.2(b)(i) of the 1998 Purchase Agreement, such indemnification obligations shall not be subject to any DeMinimis Amount, Threshold Amount or Indemnification Cap (as such terms are defined in the 1998 Agreement) and there shall be no limitation on the time for making a Claim for any Losses with respect to Environmental 1998 Excluded Obligations.
    Off-Site Liabilities.
    Crompton and each Seller shall jointly and severally indemnify and hold harmless the Company, Purchaser and the Purchaser Indemnitees from and against any and all Off-Site Liability (as such term is defined in the 1998 Purchase Agreement) associated with Hazardous Substances generated by or at the direction of a Gustafson Business Entity prior to November 20, 1998 either discovered by Purchaser or the Company or brought to Purchaser's or the Company's attention by a Governmental Authority or other Third Party on or before November 20, 2005. Crompton and each Seller shall either pay directly to the Company or reimburse the Company for any and all Environmental Liability incurred by the Company or Purchaser that is subject to Crompton's and each Seller's indemnification obligations under this Section 8.4(b)(i).
    Subject to Section 8.4(b)(v), Crompton and each Seller shall jointly and severally indemnify and hold harmless the Company, Purchaser and the Purchaser Indemnitees from and against one-half (50%) of any and all Off-Site Liability associated with Hazardous Substances generated by or at the direction of a Gustafson Business Entity prior to November 20, 1998 either discovered by Purchaser or the Company or brought to Purchaser's or the Company's attention by a Governmental Authority or other Third Party during the time period on or after November 21, 2005 through the seventh anniversary of the Closing Date. Crompton and each Seller shall either pay directly to the Company or reimburse the Company for any and all Environmental Liability incurred by the Company or Purchaser that is subject to Crompton's and each Seller's indemnification obligations under this Section 8.4(b)(ii).
    Subject to Section 8.4(b)(v), Crompton and each Seller shall jointly and severally indemnify and hold harmless the Company, Purchaser and Purchaser Indemnitees from and against one-half (50%) of any and all Off-Site Liability associated with Hazardous Substances generated by or at the direction of the Company during the time period from November 20, 1998 through the Closing Date either discovered by Purchaser or the Company or brought to Purchaser's or the Company's attention by a Governmental Authority or other Third Party on or before the seventh anniversary of the Closing Date. Crompton and each Seller shall either pay directly to the Company or reimburse the Company for any and all Environmental Liability incurred by the Company or Purchaser that is subject to Crompton's and each Seller's indemnification obligations under this Section 8.4(b)(iii).
    Crompton's and Sellers' indemnification obligations set forth in Sections 8.4(b)(i), (b)(ii) and (b)(iii), shall not be subject to any de minimis amount, threshold amount or indemnification cap or limitation.
    Notwithstanding the provisions of Sections 8.4(b)(i), (b)(ii) and (b)(iii), Crompton and the Sellers shall not be required to indemnify the Purchaser Indemnitees under Sections 8.4(b)(i), (b)(ii) or (b)(iii), unless such right to indemnification is asserted by Purchaser or the Company (whether or not such Environmental Liability has actually been incurred) by written notice to Crompton and the Sellers, describing with reasonable specificity the facts giving rise to the asserted right within the following time periods:
    with respect to matters covered by Section 8.4(b)(i), on or before November 20, 2005.
    with respect to matters covered by Section 8.4(b)(ii), on or before the seventh anniversary of the Closing Date.
    with respect to matters covered by Section 8.4(b)(iii), on or before the seventh anniversary of the Closing Date.

(c)     On-Site Contamination.

  Crompton and each Seller shall have no liability for Environmental Liability related to On-Site Contamination to the extent that the On-Site Contamination at issue arose or arises from or in connection with activities by a Gustafson Business Entity or Third Party prior to November 20, 1998.
  Subject to Sections 8.4(c)(iii), (iv), (v), and (vi), Crompton and each Seller shall jointly and severally indemnify and hold harmless the Company, Purchaser and the Purchaser Indemnitees from and against one-half (50%) of any and all Environmental Liability resulting or arising from On-Site Contamination to the extent the On-Site Contamination arose or arises from or in connection with activities of the Business on or after November 20, 1998 through and until the Closing Date.
  Notwithstanding the terms of Section 8.4(c)(ii), Crompton and the Sellers shall not be required to indemnify the Purchaser Indemnitees under Section 8.4(c)(ii), unless (A) such On-Site Contamination is discovered by Purchaser or the Company or brought to Purchaser's or the Company's attention by a Governmental Authority or other Third Party (which is not an Affiliate of the Company or Purchaser) and (B) the right to indemnification is asserted by Purchaser or the Company (whether or not such Environmental Liability has actually been incurred) by written notice to Crompton and Sellers, describing with reasonable specificity the facts giving rise to the asserted right, on or before the date which is four (4) years after the Closing Date.
  Notwithstanding anything to the contrary contained in Section 8.4(c), Crompton and the Sellers shall not be required to indemnify the Purchaser Indemnitees pursuant to Section 8.4(c)(ii) for Environmental Liability with respect to any individual incident of On-Site Contamination at a Location unless such Environmental Liability exceeds the Contamination/Compliance De Minimis Amount. In addition, Crompton and the Sellers shall not be required to indemnify the Purchaser Indemnitees pursuant to Section 8.4(c)(ii) for Environmental Liability for On-Site Contamination incurred with respect to a specific Location until such time as the cumulative Environmental Liability for On-Site Contamination for that Location exceeds the per Location threshold amount (exclusive of any and all individual incidents of On-Site Contamination that do not exceed Contamination/Compliance De Minimis Amounts) of the first ONE HUNDRED FIFTY THOUSAND AND 00/100 UNITED STATES DOLLARS (US $150,000.00).
  Notwithstanding anything to the contrary contained in Section 8.4(c), Crompton's and Sellers' indemnification of the Purchaser Indemnitees pursuant to Section 8.4(c)(ii) for Environmental Liability for On-Site Contamination Date shall not exceed the Aggregate Indemnification Cap.
  Notwithstanding anything to the contrary contained in Section 8.4(c), Crompton and each Seller shall have no obligation to indemnify the Company, Purchaser and the Purchaser Indemnitees for Environmental Liability for On-Site Contamination associated with the operation of the Business after November 20, 1998 and prior to the Closing Date if the On-Site Contamination is discovered as a result of "voluntary action" by or on behalf of Purchaser or the Company. For purposes of this Section 8.4(c)(vi), "voluntary action" (A) shall mean inspections and testing undertaken by or on behalf of the Company or Purchaser which are not required either by applicable Environmental Law or the terms of existing Third Party real property leases for the Locations, which inspections and testing are intended, designed or customarily utilized, in whole or in part, to identify On-Site Contamination; (B) shall not mean the discovery of On-Site Contamination in the course of or in connection with maintenance, repair or visual inspection (excluding soil and groundwater investigations) conducted in the normal course of operations of the Business at a Location which are consistent with standard U.S. chemical industry practices; and (C) shall include actions taken in connection with facility expansion projects.
  On-Site Contamination - Cessation of Operations.
    Subject to Section 8.4(d)(ii), Crompton and each Seller shall jointly and severally indemnify and hold harmless the Company, Purchaser and the Purchaser Indemnitees from and against one-half (50%) of any and all Environmental Liability incurred in complying with applicable Environmental Law or the terms of existing Third Party real property leases at the Locations (A) discovered by Purchaser or the Company or brought to Purchaser's or the Company's attention by a Governmental Authority or other Third Party (not an Affiliate of Purchaser or the Company) as a result of or in connection, with the Company's permanent cessation of Business operations at any Location and (B) resulting or arising from On-Site Contamination of only soil and groundwater associated with the operation of the Business prior to the Closing Date ("Cessation Environmental Liability"). Notwithstanding anything to the contrary contained in this Agreement, Crompton's and Sellers' liability under this Section 8.4(d)(i) shall be without regard to when the On-Site Contamination at issue arose so long as the On-Site Contamination issue arose and to the extent On-Site Contamination arose prior to Closing Date.
    Notwithstanding anything to the contrary contained in Section 8.4(d)(i), Crompton's and Sellers' indemnification obligation for Cessation Environmental Liability under Section 8.4(d)(i) is limited exclusively to Environmental Liability for On-Site Contamination of soil and/or groundwater and Crompton and the Sellers shall have no indemnification obligation under Section 8.4(d)(i) for Environmental Liability for Environmental Matters that are other than soil or groundwater Contamination.
    Notwithstanding the terms of Section 8.4(d)(i), Crompton and the Sellers shall not be required to indemnify the Purchaser Indemnitees under Section 8.4(d)(i), unless such right to indemnification is asserted by Purchaser or the Company (whether or not such Cessation Environmental Liability has actually been incurred) by written notice to Crompton and Sellers, describing with reasonable specificity the facts giving rise to the asserted right on or before the date which is four (4) years after the Closing Date.
    Notwithstanding the terms of Section 8.4(d)(i), Crompton and the Sellers shall not be required to indemnify the Purchaser Indemnitees pursuant to Section 8.4(d)(i) for Cessation Environmental Liability until the Cessation Environmental Liability for all Locations exceeds the threshold amount of the first SIX HUNDRED THOUSAND AND 00/100 UNITED STATES DOLLARS (US $600,000.00).
    Notwithstanding the terms of Section 8.4(d)(i), Crompton and Sellers indemnification of the Purchaser Indemnitees pursuant to Section 8.4(d)(i) for Cessation Environmental Liability to the extent in excess of the threshold amount specified in Section 8.4(d)(iv) shall not exceed a maximum total amount per Location of TWO MILLION AND 00/100 UNITED STATES DOLLARS (US $2,000,000.00). Notwithstanding the foregoing, in no event shall Crompton and Sellers be liable under Section 8.4(d)(i) for Cessation Environmental Liability which in the aggregate for all Locations exceeds FOUR MILLION AND 00/100 UNITED STATES DOLLARS ($US $4,000,000.00).
  Compliance with Environmental Law.
    Crompton and each Seller shall have no liability for any incident of non compliance with applicable Environmental Law to the extent that it arose or arises from activities by a Gustafson Business Entity or Third Party prior to November 20, 1998. Crompton, each Seller, Purchaser and the Company agree that if Environmental Liability for non compliance with applicable Environmental Law arose before November 20, 1998 and continued after that date, then the Parties shall allocate the Environmental Liability for non compliance with applicable Environmental Law based on the total number of days the Gustafson Business Entity and the Company were out of compliance with applicable Environmental Law (the "Non Compliance Period"). Once the Non Compliance Period is determined, the parties next will calculate how many days of the Non Compliance Period occurred during the time period beginning November 20, 1998 and ending on the Closing Date (the "JV Non Compliance Period"). Crompton's and Sellers' fractional share of Environmental Liability for non compliance with applicable Environmental Law under this Section 8.4(e)(i) shall be calculated by multiplying 0.5 by the fraction, the numerator of which is the number of days of the JV Non Compliance Period and the denominator of which is the number of days of the Non Compliance Period.
    Subject to Sections 8.4(e)(i)(iii),(iv) and (v), Crompton and each Seller shall jointly and severally indemnify and hold harmless the Company, Purchaser and the Purchaser Indemnitees from and against one-half (50%) of any and all Environmental Liability to the extent resulting from noncompliance with Environmental Laws applicable to the operation of the Business between November 20, 1998 and the Closing Date discovered by Purchaser or the Company or brought to Purchaser's or the Company's attention by a Governmental Authority or other Third Party on or before second anniversary of the Closing Date.
    Notwithstanding the terms of Sections 8.4(e)(i) and 8.4(e)(ii), Crompton and the Sellers shall not be required to indemnify the Purchaser Indemnitees under Sections 8.4(e)(i) or 8.4(e)(ii), unless such right to indemnification is asserted by Purchaser or the Company (whether or not such Environmental Liability has actually been incurred) by written notice to Crompton and Sellers, describing with reasonable specificity the facts giving rise to the asserted right on or before the date which is two (2) years after the Closing Date.
    Notwithstanding the terms of Section 8.4(e)(i) and Section 8.4(e)(ii), Crompton and the Sellers shall not be required to indemnify the Purchaser Indemnitees pursuant to Sections 8.4(e)(i) or 8.4(e)(ii) with respect to Environmental Liability for any individual incident of non compliance with applicable Environmental Law applicable to the operation of the Business prior to the Closing Date that does not exceed the Contamination/Compliance De Minimis Amount. In addition, notwithstanding the terms of Sections 8.4(e)(i) and 8.4(e)(ii), Crompton and the Sellers shall not be required to indemnify the Purchaser Indemnitees pursuant to Sections 8.4(e)(i) or 8.4(e)(ii) for Environmental Liability for non compliance with applicable Environmental Law applicable to the operation of the Business until such time as the Environmental Liability for non compliance with such applicable Environmental Law exceeds the first ONE HUNDRED FIFTY THOUSAND AND 00/100 UNITED STATES DOLLARS (US $150,000.00), calculated on a cumulative basis for all Locations, but specifically excluding all Environmental Liability for any individual incident of noncompliance that does not exceed Contamination/Compliance DeMinimis Amounts.
    Crompton and Sellers shall indemnify the Purchaser Indemnitees pursuant to Section 8.4(e)(i) and 8.4(e)(ii) for Environmental Liability, in excess of the threshold amount specified in Section 8.4(e)(vi), up to the amount of the Aggregate Indemnification Cap.

(f)     Occupational Exposure.

Subject always to the provisions concerning Environmental 1998 Excluded Obligations contained in the 1998 Purchase Agreement and acknowledged and reaffirmed by Crompton and the Sellers in Section 8.4(a):

  Crompton, each Seller, Purchaser and the Company acknowledge and agree that Section 9.6 of the 1998 Purchase Agreement is superseded by the terms of this Agreement, and is void and of no further effect.
  Subject to Section 8.4(f)(iv) Crompton and each Seller shall jointly and severally defend, indemnify and hold harmless the Company, Purchaser and the Purchaser Indemnitees from and against one-half (50%) of any Environmental Liability suffered by the Company, Purchaser or its Affiliates, as a result or in connection with occupational exposures to one or more Hazardous Substance, to the extent the exposure occurred after November 20, 1998 and before the Closing Date.
  Crompton's and the Sellers' indemnification obligation set forth in Section 8.4(f)(ii) shall not be subject to any de minimis amount, threshold amount or indemnification cap or limitation. Crompton's and the Sellers' indemnification obligation set forth in Section 8.4(f)(ii) shall be subject to no time limitation for making a Claim for Environmental Liability pursuant to Section 8.4(f)(iv).
  Notwithstanding the terms of Section 8.4(f)(ii), Crompton and the Sellers shall not be required to indemnify the Purchaser Indemnitees under Section 8.4(f)(ii), unless such right to indemnification is asserted by Purchaser or the Company (whether or not such Environmental Liability has actually been incurred) by written notice to Crompton and Sellers, describing with reasonable specificity the facts giving rise to the asserted right.

8.5     Indemnification by the Purchaser and the Company for Environmental Matters

Notwithstanding anything to the contrary in this Agreement, and subject always to the terms of Section 8.6, the Purchaser and the Company shall have no liability for Environmental Matters except as set forth in this Section 8.5.

    Off-Site Liability.
    Subject always to the provisions of Sections 8.4(a) and 8.4(b), if a Claim is made against Crompton or Sellers by a Governmental Authority or Third Party (which is not an Affiliate of Purchaser or the Company) for any Off-Site Liability for which Crompton and Sellers have agreed to indemnify the Company, Purchaser and the Purchaser Indemnitees for one-half (50%) of the Off-Site Liability, then Purchaser and the Company likewise agree to jointly and severally indemnify Crompton, Sellers and Sellers' Indemnitees for one-half (50%) of the Off-Site Liability at issue upon the same terms and subject to the same conditions, including without limitation, notification periods, applicable to Crompton's and Sellers' parallel indemnification obligation under Section 8.4(b).
    Subject always to the provisions of Sections 8.4(a) and 8.4(b), if, after the seventh (7th) anniversary of the Closing Date, a Claim is made against Crompton or Sellers by a Governmental Authority or Third Party (which is not an Affiliate of Purchaser or the Company) for any Off-Site Liability for Off-Site Locations never utilized by a Gustafson Business Entity prior to November 20, 1998 for which Crompton and Sellers have agreed to indemnify the Company, Purchaser and the Purchaser Indemnitees for one-half (50%) of the Off-Site Liability under Section 8.4(b)(iii), then Purchaser and the Company shall jointly and severally indemnify Crompton, Sellers and Sellers' Indemnitees for the Off-Site Liability at issue to the extent in excess of Crompton's and Sellers' obligation for Off-Site Liability as determined under Section 8.4(b)(iii), 8.4(b)(iv) and 8.4(b)(v). Notwithstanding anything to the contrary contained in this Agreement, Purchaser's and the Company's indemnification obligation under this Section 8.5(a)(ii) shall be subject to no indemnification cap or notification period limitations.
    Purchaser and the Company shall jointly and severally indemnify and hold harmless Sellers' Indemnitees from and against any and all Off-Site Liability associated with Hazardous Substances generated in connection with the Business by or at the direction of the Company, its successor-in-interest, the Company's Affiliates, or the Purchaser after the Closing Date. Purchaser and the Company shall either pay directly to Sellers' Indemnitees or reimburse Sellers' Indemnitees for any and all Off-Site Liability incurred by Crompton or Sellers that is subject to Purchaser's and the Company's indemnification obligation under this Section 8.5(a)(iii).
    Purchaser's and the Company's indemnification obligation set forth in Section 8.5(a)(iii) shall not be subject to any de minimis amount, threshold amount or indemnification cap or limitation. Purchaser's and the Company's indemnification obligation set forth in Section 8.5(a)(iii) shall be subject to no time limitation for making a claim for Environmental Liability pursuant to Section 8.5(a).
    Notwithstanding the terms of Section 8.5(a)(iii), Purchaser and the Company shall not be required to indemnify Sellers' Indemnitees under Section 8.5(a)(iii), unless such right to indemnification is asserted by Crompton or Sellers (whether or not such Environmental Liability has actually been incurred) by written notice to Purchaser and the Company, describing with reasonable specificity the facts giving rise to the asserted right.
    On-Site Contamination.
    Subject always to the provisions of Sections 8.4(c), if a Claim is made against Crompton or Sellers by a Governmental Authority or Third Party for any Environmental Liability for On-Site Contamination for which Crompton and Sellers have agreed to indemnify the Company, Purchaser and the Purchaser Indemnitees for one-half (50%) of the Environmental Liability, then for Claims made on or before the fourth (4th) anniversary of the Closing Date, Purchaser and the Company shall jointly and severally indemnify Crompton, Sellers and Sellers' Indemnitees for one-half (50%) of the Environmental Liability at issue upon the same terms and subject to the same conditions, including without limitation, the Contamination/Compliance De Minimis Amount and the per Location threshold amount specified in Section 8.4(c)(iv), applicable to Crompton's and Sellers' parallel indemnification obligations under Section 8.4(c). For Claims made after the fourth (4th) anniversary of the Closing Date, Purchaser and the Company shall jointly and severally indemnify Crompton, Sellers and Sellers' Indemnitees for Environmental Liability for On-Site Contamination to the extent in excess of Crompton's and Sellers' obligation for Environmental Liability for On-Site Contamination as determined under Section 8.4(c) and Purchaser's and the Company's indemnification obligation shall not be subject to the the Contamination/Compliance De Minimis Amount or the per Location threshold amount specified in Section 8.4(c)(iv). Notwithstanding anything to the contrary contained in this Agreement, Purchaser's and the Company's indemnification obligation under this Section 8.5(b)(i) shall be subject to no indemnification cap or notification period limitations.
    Purchaser and the Company shall jointly and severally indemnify and hold harmless Sellers' Indemnitees from and against any and all Environmental Liability for On-Site Contamination associated with the operation of the Business after the Closing Date. Purchaser and the Company shall either pay directly to Sellers' Indemnitees or reimburse Sellers' Indemnitees for any and all Environmental Liability associated with On-Site Contamination incurred by Crompton or Sellers that is subject to Purchaser's and the Company's indemnification obligation under this Section 8.5(b)(ii).
    Purchaser's and the Company's indemnification obligation set forth in Section 8.5(b)(ii) shall not be subject to any de minimis amount, threshold amount or indemnification cap or limitation. Purchaser's and the Company's indemnification obligation set forth in Section 8.5(b)(ii) shall be subject to no time limitation for making a claim for Environmental Liability pursuant to Section 8.5(b)(ii).
    Notwithstanding the terms of Section 8.5(b)(ii), Purchaser and the Company shall not be required to indemnify Sellers' Indemnitees under Section 8.5(b)(ii), unless such right to indemnification is asserted by Crompton or Sellers (whether or not such Environmental Liability has actually been incurred) by written notice to Purchaser and the Company, describing with reasonable specificity the facts giving rise to the asserted right.
    Compliance with Environmental Law.
    Subject always to the provisions of Section 8.4(e), if a Claim is made against Crompton or Sellers by a Governmental Authority or Third Party for any Environmental Liability for non compliance with Environmental Law for which Crompton and Sellers have agreed to indemnify the Company, Purchaser and the Purchaser Indemnitees for one-half (50%) of the Environmental Liability, then for Claims made on or before the second (2nd) anniversary of the Closing Date, Purchaser and the Company shall jointly and severally indemnify Crompton, Sellers and Sellers' Indemnitees for one-half (50%) of the Environmental Liability at issue upon the same terms and subject to the same conditions, including without limitation, the Contamination/Compliance De Minimis Amount and the cumulative threshold amount specified in Section 8.4(e)(iv) applicable to Crompton's and Sellers' parallel indemnification obligations under Section 8.4(e). For Claims made after the second (2nd) anniversary of the Closing Date, Purchaser and the Company shall jointly and severally indemnify Crompton, Sellers and Sellers' Indemnitees for Environmental Liability for non compliance with Environmental Law to the extent in excess of Crompton's and Sellers' obligation for Environmental Liability for non compliance with Environmental Law as determined under Section 8.4(e) and Purchaser's and the Company's indemnification obligation shall not be subject to the Contamination/Compliance De Minimis Amount or the cumulative threshold amount specified in Section 8.4(e)(iv). Notwithstanding anything to the contrary contained in this Agreement, Purchaser's and the Company's indemnification obligation under this Section 8.5(c)(i) shall be subject to no indemnification cap or notification period limitations.
    Purchaser and the Company shall jointly and severally indemnify and hold harmless Sellers' Indemnitees from and against any and all Environmental Liability for non compliance with applicable Environmental Laws occurring after the Closing Date. Purchaser and the Company shall either pay directly to Sellers' Indemnitees or reimburse Sellers' Indemnitees for any and all Environmental Liability for non compliance with applicable Environmental Laws incurred by Crompton or Sellers that is subject to Purchaser's and the Company's indemnification obligation under this Section 8.5(c)(ii).
    Purchaser's and the Company's indemnification obligation set forth in Section 8.5(c)(ii) shall not be subject to any de minimis amount, threshold amount or indemnification cap or limitation. Purchaser's and the Company's indemnification obligation set forth in Section 8.5(c)(ii) shall be subject to no time limitation for making a claim for Environmental Liability pursuant to Section 8.5(c)(ii).
    Notwithstanding the terms of Section 8.5(c)(ii), Purchaser and the Company shall not be required to indemnify Sellers' Indemnitees under Section 8.5(c)(ii), unless such right to indemnification is asserted by Crompton or Sellers (whether or not such Environmental Liability has actually been incurred) by written notice to Purchaser and the Company, describing with reasonable specificity the facts giving rise to the asserted right.
    Occupational Exposures.
    Crompton, each Seller, Purchaser and the Company acknowledge and agree that Section 9.6 of the 1998 Purchase Agreement is superseded by the terms of this Agreement, and is void and of no further effect.
    Purchaser and Company shall jointly and severally defend, indemnify and hold harmless the Sellers' Indemnitees from and against one half (50%) of any Environmental Liability suffered by the Sellers' Indemnitees, as a result of or in connection with occupational exposures to one or more Hazardous Substances, to the extent exposure occurred after November 20, 1998 and before the Closing Date.
    Purchaser and Company shall jointly and severally defend, indemnify and hold harmless the Sellers' Indemnitees from and against all (100%) of any Environmental Liability suffered by the Sellers' Indemnitees, as a result of or in connection with occupational exposures to one or more Hazardous Substances, to the extent exposure occurred on and after the Closing Date.
    Purchaser's and the Company's indemnification obligations set forth in Sections 8.5(d)(ii) and (d)(iii) shall not be subject to any de minimis amount, threshold amount or indemnification cap or limitation. Purchaser's and the Company's indemnification obligation set forth in Sections 8.5(d)(ii) and (d)(iii) shall be subject to no time limitation for making a Claim for Environmental Liability pursuant to Section 8.5(c)(iv).
    Notwithstanding the terms of Sections 8.5(d)(ii) and (d)(iii), Purchaser and the Company shall not be required to indemnify the Sellers' Indemnitees under Sections 8.5(d)(ii) or (d)(iii), unless such right to indemnification is asserted by Crompton or Sellers (whether or not such Environmental Liability has actually been incurred) by written notice to Purchaser and the Company, describing with reasonable specificity the facts giving rise to the asserted right.

(e)     Cessation Environmental Liability.

Crompton and each Seller's liability for Cessation Environmental Liability shall be limited as set forth in Section 8.4(d). If a Claim is made against Crompton or Sellers by a Governmental Authority or Third Party for Cessation Environmental Liability, then Purchaser and the Company shall jointly and severally indemnify Crompton and Sellers for any and all Cessation Environmental Liability to the extent in excess of Crompton's and Seller's obligation for Cessation Environmental Liability as determined under Section 8.4(d). Notwithstanding anything to the contrary contained in this Agreement, Purchaser's and the Company's indemnification obligation under this Section 8.5(e) shall be subject to no indemnification cap or notification period limitations.

8.6     Indemnification Procedures.

    In the event a Claim by a Third Party arises that is covered by the indemnity provisions of Section 8.2, 8.3, 8.4 or 8.5, written notice pursuant to Section 11.11 shall be promptly given by the party seeking indemnification to the indemnifying party.
    A delay or failure by a party seeking indemnification to provide such prompt written notice to the other party of such Claim shall not render the indemnification provisions invalid against such seeking party, except to the extent that the other party is prejudiced by such delay or failure in its attempt to mitigate or resolve such Claim, provided that notice may not and shall not be given later than the day on which the survival time period for that Claim expires.
    If the written notice of an indemnification Claim is timely made as required by Section 8.2(c), Section 8.3(b), Section 8.4 or Section 8.5, as applicable, then the indemnifying party's indemnification obligations shall continue as to that Claim, until such Claim is dismissed, settled, satisfied or otherwise resolved. Once timely notice is provided, an indemnifying party's indemnification obligation shall be subject to no time limitation.
    For each indemnified matter involving Environmental Matters, the Parties agree that they shall seek the lowest overall cost course of action available to fully comply with all of the requirements of applicable Environmental Law, including but not limited to the use of risk based remediation and/or institutional or land use controls consistent with the use of a Location as of the Effective Date, whether such remediation standards are based on industrial, commercial or non-residential uses.
    (i) Provided that the indemnifying party admits in writing to the party seeking indemnification that such Third Party Claim is covered by the indemnity provisions of Section 8.2(a)(i)(A), (a)(i)(C), (a)(ii), (a)(iii) and (a)(v), Section 8.3, Sections 8.4(a), 8.4(b)(i), Sections 8.5(a)(ii) and (a)(iii), 8.5(b)(i) (for Claims made after the fourth anniversary of the Closing Date) and (b)(ii), 8.5(c)(i) (for Claims made after the second anniversary of the Closing Date) and (c)(ii), 8.5(d)(iii) or 8.5(e) within thirty (30) days after written notice of the indemnification Claim, the indemnifying party shall have the right to contest and defend by all appropriate legal proceedings such Claim and to control all settlements (unless the party seeking indemnification agrees to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such Claims at the sole cost and expense of the indemnifying party; provided, however, that the indemnifying party may not effect any settlement that could result in any cost, expense or liability to the party seeking indemnification or subject the party seeking indemnification to other than monetary damages unless such party consents in writing prior to such settlement and the indemnifying party agrees to indemnify such party therefor. The party seeking indemnification may select counsel to participate in any defense, in which event counsel for the party seeking indemnification shall be at the sole cost and expense of such party. Notwithstanding the foregoing, if the indemnifying party fails to admit within thirty (30) days after written notice of the indemnification Claim, the party seeking indemnification shall have the right to contest and defend by all appropriate legal proceedings the Claim and to control all settlements and to select lead counsel to defend any and all such Claims at the sole cost sand expense of the indemnifying party, provided however, that the indemnifying party shall not be obligated to pay such costs and expenses if such party is not required, pursuant to Article 8, to indemnify Losses related to the Claim asserted in the notice.
    If the indemnified party is seeking indemnification for a Third Party Claim under the indemnity provisions of Article 8 other than those listed in the first sentence of Section 8.6(e)(i), the party seeking indemnification shall have the right to contest and defend by all appropriate legal proceedings such Claim and to control all settlements and to select lead counsel to defend any and all such Claims, the cost and expense of which is to be shared equally between the indemnifying party and the indemnified party; provided, however, that the indemnified party may not effect any settlement that could result in any cost, expense or liability to the indemnifying party or subject the indemnifying party to other than monetary damages unless such party consents in writing prior to such settlement. The indemnifying party may select counsel to participate in any defense, in which event counsel for the indemnifying party shall be at the sole cost and expense of such party.
    Both the indemnifying party and the indemnified party shall cooperate fully with one another (and, in the case of Purchaser, shall cause the Company and its counsel to cooperate in connection with the defense, compromise, or settlement of any such Claim or action) including, without limitation, by making available to the other all pertinent information and witnesses within its control and providing status reports as reasonably requested.
    The amounts for which an indemnifying party shall be liable under Sections 8.2, 8.3, 8.4 and 8.5 shall be net of any insurance proceeds actually received by the indemnified party and/or its Affiliates in connection with the amounts or the facts giving rise to the right of indemnification. The amounts for which the indemnifying party shall be liable under Sections 8.2, 8.3, 8.4 and 8.5 shall also include reasonable attorneys' fees and all other costs and expenses incurred by the indemnified party and/or its Affiliates in enforcing its rights to indemnification.
    Notwithstanding Section 8.6(e), if an indemnification obligation arises under Section 8.4 or 8.5, and if the underlying Environmental Liability involves Environmental Clean-up, Environmental Costs or communications with a Governmental Authority or Third Party concerning Environmental Clean-up or compliance with applicable Environmental Laws, then the indemnified party agrees that, if and only to the extent relevant to indemnifying party's indemnification obligation, a representative of the indemnifying party shall have the right, but not the obligation, to participate in and approve (which approval shall not be unreasonably withheld, conditioned or delayed) (A) the development of any plan for Environmental Clean-up and/or for complying with applicable Environmental Law, and (B) any meetings or negotiations with one or more Governmental Authority concerning Environmental Clean-up or compliance with applicable Environmental Laws.
    All disputes between the parties relating to matters addressed in Sections 8.2, 8.3, 8.4 and 8.5 shall be subject to Section 11.4 and the Dispute Resolution procedure set forth in Exhibit E.
    As between Purchaser and the Company on the one hand, and any of Crompton and any Seller on the other hand, the remedies set forth in this Article 8 (other than those under Sections 8.2(a)(v), 8.2(b), or 8.4(a), or with respect to any obligation set forth in a Closing Agreement) and the 1998 Purchase Agreement shall be the sole and exclusive remedies with respect to this Agreement and the transactions provided for herein or contemplated hereby; provided, however, that this Section 8.2(j) shall not restrict the rights of a party to seek and obtain injunctive relief to specifically enforce the other party's obligations or to seek and obtain relief for fraud.
    Other than as provided in Sections 8.4 and 8.5, Crompton and the Sellers acknowledge and agree that nothing in this Agreement or in any Closing Agreement shall expand, affect, eliminate or modify the indemnification obligations of Crompton and the Sellers under the 1998 Purchase Agreement, to the extent any such indemnifications remain for the periods and in the amounts set forth in the 1998 Purchase Agreement. For the avoidance of doubt, the indemnification amounts set forth in the 1998 Purchase Agreement and the indemnification amounts set forth in this Agreement are not cumulative.

  Effect of Indemnification Payment on Purchase Price.

    A payment made by Crompton or any Seller to a Purchaser Indemnitee pursuant to this Article 8 shall be a reduction in the Total Purchase Price. A payment made by Purchaser to a Seller Indemnitee pursuant to this Article 8 shall be an increase in the Total Purchase Price.

ARTICLE 9 FINDERS AND BROKERS FEES

Each of the parties to this Agreement represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement and, insofar as it knows, no broker or other Person is entitled to any compensation including, without limitation, a commission or finder's fee, in connection with any of these transactions. The parties each agree to indemnify and hold harmless one another against any loss, liability, damage, cost, Claim, or expense incurred by reason of any compensation, including, without limitation, brokerage, commission, or finder's fee, alleged to be payable because of any act, omission, or statement of the indemnifying party.

ARTICLE 10 DEFAULT AND TERMINATION

10.1     Default.

    In the event that all the conditions precedent set forth in Sections 6.1 and 6.3 have been satisfied by Crompton and the Sellers on or prior to the Closing Date, and Crompton and the Sellers are ready, willing and able to proceed with the Closing, but the Purchaser is unable, unwilling or refuses to consummate the Closing in accordance with this Agreement, or in the event that Purchaser is otherwise in breach of this Agreement, then Crompton and the Sellers may proceed to protect and enforce their rights pursuant to Section 10.3.
    In the event that all the conditions precedent set forth in Sections 6.2 and 6.3 have been satisfied by Purchaser, on or prior to the Closing Date, and Purchaser is ready, willing and able to proceed with the Closing, but Crompton and the Sellers are unable, unwilling or refuse to consummate the Closing in accordance with this Agreement, or in the event that Crompton and the Sellers are otherwise in breach of this Agreement, then Purchaser may proceed to protect and enforce its rights pursuant to Section 10.3.

10.2     Termination.

In addition to the rights of the parties set forth in Section 3.1:

    This Agreement may be terminated at any time prior to the Closing by mutual written consent of Crompton, the Sellers and Purchaser.
    If on the Closing Date, any one or more conditions precedent to Closing set forth in Sections 6.1 and 6.3 has not been fulfilled or satisfied by Crompton and the Sellers, or waived by Purchaser, then Purchaser may, effective upon notice to Crompton and the Sellers, terminate this Agreement.
    If on the Closing Date, any one or more conditions precedent to Closing set forth in Sections 6.2 and 6.3 of this Agreement has not been fulfilled or satisfied by Purchaser, or waived by Crompton and the Sellers, then Crompton and the Sellers may, effective upon notice to Purchaser, terminate this Agreement.
    Rights on Termination; Waiver.
    If this Agreement is terminated pursuant to Section 10.2(a), all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of either party to the other, except as otherwise provided in this Section 10.3, and except that the obligations contained in Sections 11.2, 11.9 and 11.14 shall survive any such termination.
    In the event this Agreement is terminated by Crompton and the Sellers pursuant to Section 10.2(c), as a result of Purchaser's failure to satisfy any of the conditions precedent to Closing set forth in Sections 6.2 and 6.3 (other than approvals by and clearances from all Governmental Authorities, lenders, and other Third Parties unless Purchaser has failed to comply with its obligations under this Agreement to seek such approvals or consents), then Crompton and the Sellers may pursue any and all legal and or equitable remedies available to them pursuant to this Agreement as a result of such breach of this Agreement.
    In the event that this Agreement is terminated by Purchaser as a result of Crompton's or the Sellers' failure to satisfy any of the conditions precedent to Closing set forth in Sections 6.1 and 6.3, (other than approvals by and clearances from all Governmental Authorities, lenders, and other Third Parties unless Crompton and/or the Sellers have failed to comply with their obligations under this Agreement to seek such approvals or consents), then Purchaser may pursue any and all legal and/or equitable remedies available to it pursuant to this Agreement as a result of such breach of this Agreement.
    If any of the conditions set forth in Sections 6.1 and 6.3 have not been satisfied, Purchaser may nevertheless elect to waive such conditions and proceed with the consummation of the transactions contemplated hereby. If any of the conditions set forth in Section 6.2 and 6.3 have not been satisfied, Crompton and the Sellers may nevertheless elect to waive such conditions and proceed with the consummation of the transactions contemplated hereby. Any condition set forth in Sections 6.1, 6.2 and 6.3 which has not been fulfilled, complied with, satisfied or performed at or prior to the Closing Date shall be conclusively deemed waived if Purchaser, Crompton and the Sellers consummate the Closing despite the lack of fulfillment, compliance with, satisfaction or performance of, such condition; provided, that, any such consummation of the Closing without the fulfillment, compliance, satisfaction or performance of any condition set forth in Sections 6.1 or 6.2 shall not relieve Purchaser, Crompton, the Company or the Sellers from their respective indemnification obligations under Sections 8.2 and 8.3, 8.4, and 8.5.

ARTICLE 11 MISCELLANEOUS

11.1     Transaction Costs.

  Crompton and the Sellers on the one hand, and Purchaser on the other hand, shall share equally the cost of any and all state, or local, conveyance, recording, stamp, transfer and any similar tax, fee or duty ("Transfer Taxes") required to be paid in respect of the conveyance, assignment, or transfer to the Company of the Offered Membership Interest and the filing and recording thereof.
  Crompton and the Sellers on the one hand, and Purchaser on the other hand, shall share equally all fees, and all costs associated with any state transfer statutes, if applicable.

11.2     Confidentiality

  Except as may be specifically authorized in this Agreement or in a Closing Agreement, or as may be otherwise specifically agreed by Purchaser, the Company, Sellers and Crompton, in writing, Crompton and the Sellers shall, and shall cause their respective Affiliates to: (i) hold the Confidential Information of the Company and Purchaser in strict confidence and refrain from disclosing, publishing or making use of any and all such Confidential Information; (ii) not disclose such Confidential Information to any Third Parties; (iii) take all reasonable steps to prevent such disclosure, which steps include at least those taken by Crompton or the Sellers to protect their own Confidential Information of like kind; and (iv) not use any Confidential Information of another party for any purpose except as provided in this Agreement or any applicable Closing Agreement.
  Except as may be specifically authorized in this Agreement or in a Closing Agreement, or as may be otherwise specifically agreed by Purchaser, the Company, Sellers and Crompton, in writing, the Company and Purchaser shall, and shall cause their respective Affiliates to (i) hold the Confidential Information of the Sellers and Crompton not related to the Business in strict confidence and refrain from disclosing, publishing or making use of any and all such Confidential Information; (ii) not disclose such Confidential Information to any Third Parties; (iii) take all reasonable steps to prevent such disclosure, which steps include at least those taken by the Company and Purchaser to protect their own Confidential Information of like kind; and (iv) not use any Confidential Information of another party for any purpose except as provided in this Agreement or any applicable Closing Agreement.
  The obligations set forth in Sections 11.2(a) and 11.2(b) shall not apply to Confidential Information to the extent such Confidential Information (i) is or becomes generally available to the public other than as a result of a disclosure prohibited hereby or in any of the Closing Agreements, or (ii) is required to be disclosed by Law, as reasonably determined by the receiving party's counsel (in which case the receiving party shall use its best efforts to provide the other party with as much advance notice as possible with respect to the reasons for and text of such disclosure and to make such disclosure no more extensive than is necessary to meet the minimum requirement imposed on the party making such disclosure).
  The provisions of this Section 11.2 are intended to supplement and not supersede any existing confidentiality agreements between the parties.

11.3     No Third Party Beneficiaries.

Nothing in this Agreement is intended, nor shall it be construed, to confer any rights or benefits upon any Person (including, but not limited to, any employee or former employee of the Company) other than the parties hereto, and solely to the extent provided in Sections 8.2, 8.3, 8.4 and 8.5. Except as provided in Sections 8.2, 8.3, 8.4 and 8.5, the Seller Indemnitees, the Purchaser Indemnitees, and other Persons shall have no rights or remedies hereunder. No Third Party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement. Purchaser, Crompton, the Company and the Sellers assume no liability to any Third Party because of any reliance on the representations, warranties and agreements of Purchaser, Crompton, the Company and the Sellers contained in this Agreement.

11.4     Expenses of the Parties.

Subject to Sections 5.3, 8.2, 8.3, 8.4, 8.5, 8.6, 10.3 and 11.1 hereof, all expenses involved in the preparation, authorization, and consummation of this Agreement, incurred up to and including the Closing, including, without limitation, all fees and expenses of agents, representatives, counsel, and accountants in connection therewith, shall be borne solely by the party who shall have incurred the same, and the other parties shall have no liability in respect thereof; provided, however, that nothing herein shall be construed to release or impair any Claim for damages by any party under Sections 8.2, 8.3, 8.4 8.5, 8.6 or 10.3.

11.5     Amendment and Waiver.

No amendment, supplement, or modification of this Agreement shall be binding unless executed in writing by the parties. Any party's failure to insist on strict performance of any provision of this Agreement shall not be deemed a waiver of any other provision of this Agreement, nor shall such waiver relieve any other party from performing any subsequent obligation strictly in accordance with the terms of this Agreement. No waiver shall be effective unless it is in writing and signed by the party against whom enforcement is sought. The waiver shall be limited to provisions of this Agreement specifically referred to therein and shall not be deemed a waiver of any other provision. No waiver shall constitute a continuing waiver unless the writing states otherwise.

11.6     Headings for Convenience.

The Section headings of this Agreement are included for convenience only and shall not be deemed to limit or otherwise affect the construction of any of its provisions.

11.7    Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.8    Binding Effect.

Subject to the provisions of Section 11.12, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective administrators, legal representatives, successors and permitted assigns.

11.9    Publicity.

The parties hereto expect to make a public announcement of the transactions contemplated herein as soon as practicable after the execution hereof pursuant to a joint press release in the form previously agreed upon by Purchaser and Crompton. Thereafter and until the Closing, all general notices, releases, statements and communications to employees, suppliers, distributors and customers of the Business of the Company and to the general public and the press relating to the transactions contemplated by this Agreement shall be made only at such times and in such manner as may be mutually agreed upon by Purchaser and Crompton; provided, however, that: (a) each of Crompton or Purchaser shall be entitled to make a public announcement relating to the proposed transaction if, in the opinion of its legal counsel, such announcement is required to comply with Law or applicable stock exchange rules and regulations (in which case the disclosing party shall use its best efforts to provide the other party with as much advance notice as possible with respect to the reasons for and text of such announcement and to make such announcement no more extensive than is necessary to meet the minimum requirement imposed on the party making such announcement); and (b) upon the prior consent of Purchaser and Crompton, the Company and its officers may make disclosures of information (other than Confidential Information) to customers and suppliers of the Business, but solely to the extent that such disclosures are necessary to obtain the consents and approvals required to be obtained by the Sellers or the Company pursuant to this Agreement, or to the extent that such disclosures are required to preserve the Business relationships with such Third Parties.

11.10   Complete Agreement.

This Agreement and the documents referred to herein (including, but not limited to the 1998 Purchase Agreement) and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein.

11.11    Notices.

All notices and other communications required or permitted by this Agreement shall be in writing in the English language, may be given by a party or its legal counsel, and shall deemed to be duly given (a) when personally delivered (provided written confirmation thereof is also delivered by express courier), (b) upon delivery by United States Express Mail or similar nationally recognized express courier service which provides evidence of delivery, or (c) upon delivery of a facsimile transmission, provided a copy thereof is also delivered in person or by express courier.

Notice to Purchaser shall be sufficient if given to:
Bayer CropScience LP
2 T.W. Alexander Drive
Research Triangle Park, NC 27709
Attn: General Counsel
Facsimile Number: 919-549-2500
Telephone Number: 919-549-2894
with a copy to:
Bayer CropScience AG
Alfred-Nobel-Str. 50
D-40789 Monheim am Rhein
Germany
Attn: General Counsel
Facsimile Number: 011 49 2173 385143

Notice to Crompton and the Sellers shall be sufficient if given to:
Crompton Corporation, Uniroyal Chemical Company, Inc., and GT Seed Treatment, Inc.
c/o Crompton Corporation
Benson Road
Middlebury, CT 06749
Attn: John T. Ferguson II, Senior Vice President and General Counsel
Facsimile Number: 203-573-4301
Telephone Number: 203-573-2000
Notice to the Company shall be sufficient if given to:
Gustafson LLC
1400 Preston Road, Suite 400
Plano, TX 75093
Attn: T. Gilliam Austin, President
Facsimile Number: 972-985-1696
Telephone Number: 972-985-8877

In the event any party gives notice to the Company pursuant to this Agreement, that party shall also provide a copy of such notice to all other parties. Each party shall have the right to designate other or additional addresses or addressees for the delivery of notices, by giving notice as provided in this Section 11.11.

11.12    Assignment.

This Agreement and each party's respective rights hereunder, may not be assigned by any party without the prior written consent of all the other parties hereto, to be given or withheld in the sole discretion of each party. Any attempted assignment in violation of this Section 11.12 shall be deemed to be void.

11.13    Severability.

In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, the provision shall be enforced to the maximum extent permissible and the remaining portions of this Agreement shall remain in full force and effect.

11.14    Choice of Law; Choice of Forum.

  Applicable Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of New York, United States of America (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York).
  Dispute Resolution. Any and all Disputes arising out of or related to this Agreement including, without limitation, questions concerning the construction, enforceability, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement, and any Dispute which relates to the Confidential Information of any party hereto, shall be initially mediated in accordance with the Dispute resolution procedures set forth in this Section 11.14 and Exhibit E. No provision of, or the exercise of any rights under, this Section 11.14 and Exhibit E shall limit the right of any party to pursue all legal remedies available to them, or obtain provisional or ancillary remedies such as injunctive relief from a court having jurisdiction before, during or after the pendency of any alternative dispute resolution.
  Waiver of Trial by Jury. CROMPTON, THE COMPANY, SELLERS AND PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF THE OTHER PARTIES IN CONNECTION HEREWITH.
  Consent to Jurisdiction. Crompton, the Sellers, Purchaser and the Company each irrevocably consent that any action or proceeding against it under, arising out of or in any manner relating to this Agreement shall be brought in the courts of the State of New York or the United States District Court for the Southern District of New York. Crompton, the Sellers, Purchaser and the Company hereby each expressly and irrevocably assent and submit to the personal jurisdiction of any such court in any such action or proceeding. Crompton, the Sellers, Purchaser and the Company each further irrevocably consent to the service of summons, notice, or other process relating to any such action or proceeding by delivery thereof by hand or by mail in the manner provided for in Section 11.11 of this Agreement and consent that it may be served with any process or paper by registered mail or by personal service within or without the State of New York, as the case may be, in accordance with applicable law. Crompton, the Sellers, Purchaser and the Company each waive any objection, claim or defense that it may have at any time to the laying of venue of any such action or proceeding in any such court, irrevocably waive any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum, and further, irrevocably waive the right to object, with respect to any such action or proceeding brought in any such court, that such court does not have jurisdiction over such party.

11.15    Joint and Several.

Any and all of the obligations of Crompton and the Sellers contained within this Agreement shall be joint and several.

[the next page is the signature page]

IN WITNESS WHEREOF, each of the parties has caused this Purchase Agreement to be duly executed as of the date first above written.

CROMPTON CORPORATION By: _____________________________ Name: Title:	UNIROYAL CHEMICAL COMPANY, INC. By: _____________________________ Name: Title:
BAYER CROPSCIENCE LP By: _____________________________ Name: Title:	GT SEED TREATMENT, INC. By: _____________________________ Name: Title:
GUSTAFSON LLC By: _____________________________ Name: T. Gilliam Austin Title: President

EXHIBIT A
FORM OF SECOND LLC AMENDMENT

SECOND AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT
OF GUSTAFSON LLC

SECOND AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT ("Amendment") dated as of _________ ____, 2004 (the "Effective Date") among GT SEED TREATMENT INC., f/k/a Gustafson, Inc., a corporation organized under the laws of the State of Minnesota, United States of America ("GT Seed"), BAYER CROPSCIENCE LP, a limited partnership organized under the laws of the State of Delaware, United States of America (f/k/a BAYER CORPORATION, a corporation organized under the laws of the State of Indiana, United States of America) ("Bayer") and GUSTAFSON LLC, a limited liability company organized under the laws of the State of Delaware, United States of America (the "Company").

WHEREAS, the Company was formed on September 23, 1998, pursuant to that certain Certificate of Formation of Gustafson LLC;

WHEREAS, the Limited Liability Company Agreement of the Company was executed effective as of September 23, 1998 (the "LLC Agreement") and was amended by First Amendment to LLC Agreement effective November 20, 1998 (the "First Amendment");

WHEREAS, pursuant to that certain Purchase Agreement, dated as of _________ ___, 2004, by and among Crompton Corporation, Uniroyal Chemical Company, Inc., GT Seed, Bayer and the Company ("Purchase Agreement"), Bayer purchased a fifty percent (50%) Membership Interest in the Company from GT Seed; and

WHEREAS, the parties hereto have agreed to execute and deliver this Amendment to reflect the transfer of Membership Interest which occurred pursuant to the Purchase Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, the parties hereto hereby agree as follows:

  All capitalized terms used herein and/or in the recitals hereto and not otherwise defined herein shall have the meanings ascribed to such terms in the LLC Agreement, as amended hereby.
  The Company accepts the transfer of GT Seed's 50% Membership Interest in the Company to Purchaser as of the date hereof and GT Seed agrees to simultaneously withdraw as a Member of the Company as of the date hereof.
  Bayer hereby agrees to become the sole Member of the Company as of the date hereof.
  GT Seed hereby withdraws as a Member of the Company and waives any right to receive any return of capital or other amounts from the Company in connection with such withdrawal.
  GT Seed hereby withdraws as Tax Matters Member effective for all tax periods beginning on or after January 1, 2004, and Bayer shall serve as Tax Matters Member for all tax periods beginning on or after January 1, 2004.
  All references in the LLC Agreement to "Gustafson Inc." (as changed to GT Seed by the First Amendment) shall now be references to Bayer, and all references in the LLC Agreement to "Trace Chemicals, Inc." (as changed to Ecart Inc. by the First Amendment) shall now be references to Bayer.
  The LLC Agreement is further amended by deleting Exhibit A in its entirety and substituting Exhibit A attached to this Amendment therefor.
  The LLC Agreement, as amended hereby, is in full force and effect and is hereby ratified and confirmed.
  The LLC Agreement, as amended hereby, contains the entire understanding between the parties hereto related to the subject matter thereof and hereof and supersedes any prior or contemporaneous contracts, agreements, understandings and/or negotiations, whether oral or written relating to the subject matter thereof and hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

GT SEED TREATMENT, INC.
(f/k/a Gustafson, Inc.)

By: ________________________________
Name:
Title:

BAYER CROPSCIENCE LP
(f/k/a Bayer Corporation)

By: ________________________________
Name:
Title:

GUSTAFSON LLC

By: ________________________________
T. Gilliam Austin, President

Exhibit A
to Limited Liability Company Agreement of Gustafson LLC

As of _________ ___, 2004

Member	Percentage	Capital Account	Units
Bayer CropScience LP	100%	$140,000,000	100

EXHIBIT B
FORM OF LLC CERTIFICATE OF MEMBERSHIP INTEREST

CERTIFICATE FOR MEMBERSHIP INTEREST
IN
GUSTAFSON LLC

THE MEMBERSHIP INTERESTS AND UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE. SUCH MEMBERSHIP INTERESTS AND UNITS MAY NOT BE SOLD OR TRANSFERRED UNLESS SUBSEQUENTLY REGISTERED OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THE LLC AGREEMENT (AS DEFINED BELOW) PROVIDES FOR FURTHER RESTRICTIONS ON TRANSFER OF THE MEMBERSHIP INTERESTS AND UNITS REPRESENTED HEREBY.

Certificate No.: 4

T. Gilliam Austin, as President of GUSTAFSON LLC, a Delaware limited liability company (the "Company"), hereby certifies that BAYER CROPSCIENCE LP is the holder of ONE HUNDRED (100) Units of, and a ONE HUNDRED PERCENT (100%) MEMBERSHIP INTEREST in, the Company, as those terms are defined in the Limited Liability Company Agreement of the Company, effective as of September 23, 1998, as the same has and may be amended from time to time (the "LLC Agreement") (copies of which are on file at the principal office of the Company).

This Certificate is not negotiable or transferable except by operation of law, or as otherwise provided in the Agreement, and any such transfer shall be valid only upon delivery of this Certificate, together with an assignment in a form sufficient to convey a Membership Interest pursuant to the Agreement and pursuant to the Delaware Limited Liability Company Act, as it may be amended and in effect from time to time or any successor statute thereto, duly executed, to the Board of Managers of the Company.

By:
Name: T. Gilliam Austin
Title: President
GUSTAFSON LLC
A Delaware Limited Liability Company
As of _______ ___, 2004

EXHIBIT C
FORM OF OPINION OF COUNSEL TO PURCHASER AND ITS AFFILIATES

Attached.

EXHIBIT D-1
FORM OF OPINION OF COUNSEL TO
CROMPTON, THE SELLERS AND THEIR AFFILIATES

    Each of the Sellers [defined as Crompton, GT Seed Treatment and Uniroyal Chemical Company] is duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization.
    Each of the Sellers has the corporate power and authority to (a) own its properties, (b) conduct its business as now conducted, and (c) enter into and to perform its obligations under the Transaction Documents to which it is a party.
    The Transaction Documents to which each of the Sellers is a party have been duly authorized (at duly convened meetings of the Boards of Directors of each of the Sellers at which meetings the Transaction Documents and the transactions contemplated thereunder were described), executed and delivered by those Sellers party to such Agreement and constitute valid, binding and enforceable obligations of such Sellers, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors' rights generally.
    Neither the execution and delivery by Sellers of the Transaction Documents to which each is a party, nor the performance of any Seller's obligations thereunder, will result in the violation of any present law or present regulation of any governmental agency or authority of the United States or the State of Delaware applicable to the Sellers, or any order or decree of any court or governmental authority binding upon any of the Sellers, or the property of the Sellers, violate or result in a breach or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under any of the provisions of the Certificates of Incorporation or By-laws of any of the Sellers, or any material lease, indenture, loan agreement, mortgage, agreement or other instrument or any order, judgment or decree, to which any Seller is a party or by which any Seller may be adversely affected.
    Other than the approval identified in Schedule 4.1(b) of the Purchase Agreement, no approval, authorization, consent or other order or action of or filing or registration with any court, administrative agency or other government authority is required for the execution, delivery and performance by Sellers of the Transaction Documents to which each is a party, except for such approvals, authorizations, consents or orders obtained or filings or registrations made or contemplated by the Competition Acts.

EXHIBIT D-2
FORM OF OPINION OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

The transfer of the Offered Membership Interest and the Offered Partnership Interest (the "Interests") by the Seller in accordance with the Purchase Agreements [to be described]] (the "Transfer") will not contravene, or constitute a default under, any provision of any of (i) that certain Five Year Credit Agreement, dated October 28, 1999, as amended [6 amends plus new waiver/consent] (the "Credit Agreement"), (ii) that certain Security Agreement, dated as of December 21, 2001, (iii) that certain Indenture, dated ______, and (iv) that certain Indenture dated _____ (collectively, the "Indentures"; the Credit Agreement, Security Agreement, and Indentures being collectively referred to as the "Financial Documents").

Upon the Transfer of the Membership Interest and Partnership Interest, the interests will not be subject to any lien under the Financial Documents.

EXHIBIT E
FORM OF ALTERNATIVE DISPUTE RESOLUTION PROCEDURES

  Method of Invoking ADR Procedures
    These procedures may be invoked by any party by giving written notice to the others of the dispute and designating one or more Persons (collectively, the "Designee") to act on behalf of the disputing party regarding the dispute. The other parties shall be required to respond to the disputing party's notice within ten (10) business days by designating in writing its own Designee. A party may choose to represent itself, or if it appoints a Designee, its officers may nonetheless attend such meetings.
    The parties, each acting through its Designee, shall meet at a mutually acceptable time and place within ten (10) business days after the non-disputing party designates its Designee to the others. At that meeting, the parties shall attempt in good faith to negotiate a resolution of the dispute, or failing that, to agree on a method for resolving the claim or dispute.
    If, within ten (10) business days after the first meeting or within such longer period of time as the parties may mutually agree, the parties have not succeeded in negotiating a resolution of the claim or dispute or agreeing on a dispute resolution mechanism, they shall submit the dispute to mediation in accordance with the procedures set forth herein.
    The parties will jointly appoint a mutually acceptable mediator to mediate the dispute. If the parties are unable to agree on a mutually acceptable mediator within five (5) business days after the conclusion of the negotiations described in Paragraph 3 above, then the parties shall select a neutral Third Party from American Arbitration Association ("AAA") in New York, New York, with the assistance of AAA, unless the parties agree otherwise in finding a mutually acceptable mediator.
    Each party to the dispute shall bear an equal share of the fees and costs of the mediator, and any fees and costs of AAA.
    The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty (30) days from appointment of a mediator by any of the parties or the AAA.
    The parties agree that the mediation period may be extended for an additional thirty (30) days beyond the initial thirty (30) day period upon agreement of the parties. Either party may terminate the mediation at any time after the initial thirty (30) days or when any agreed upon extension has expired.
  Mediation Procedures
    The mediator shall be neutral and impartial.
    The mediator shall control the procedural aspects of the mediation. The parties will cooperate fully with the mediator.
      The mediator is free to meet and communicate separately with each party.
      The mediator will decide when to hold joint meetings with the parties and when to hold separate meetings. There shall be no stenographic record of any meeting. Formal rules of evidence will not apply.
    Each party may be represented by more than one Person, including an attorney.
    The process will be conducted expeditiously.
    The mediator will not transmit information received from any party to another party or any third Person unless authorized to do so by the party transmitting the information.
    The entire process is confidential. The parties and the mediator will not disclose information regarding the process, including settlement terms, to third persons, unless the parties otherwise agree. The process shall be treated as a compromise negotiation for purposes of the applicable rules of evidence. Further, the parties will not disclose the existence of a dispute or information regarding the mediation to third Persons including, without limitation, the media.
    The parties will refrain from pursuing administrative and/or judicial remedies during the mediation process, except as otherwise expressly provided in the agreement which incorporates these procedures. The parties agree that any and all statutes of limitation or periods of time for taking action shall be tolled during the time period that the parties are engaged in mediation.
    Unless all parties and the mediator otherwise agree in writing:
      The mediator will be disqualified as a witness, consultant or expert in any pending or future investigation, action or proceeding relating to the subject matter of the mediation (including any investigation, action or proceeding which involves Persons not parties to this mediation);
      The mediator, at the conclusion of the mediation, will immediately either destroy and certify destruction of, or return to the providing party, any and all documents and information in the mediator's possession, whether or not the mediation was successful; and
      The mediator will not be subpoenaed in any such investigation, action or preceding and all parties will oppose any effort to have the mediator subpoenaed.
    The mediator, if a lawyer, may freely express views to the parties on the legal issues of the dispute.
    The mediator shall not be liable for any act or omission in connection with the mediation.
    The mediator may withdraw at any time by written notice to the parties (i) for overriding personal reasons, (ii) if the mediator believes that a party is not acting in good faith, or (iii) if the mediator concludes that further mediation efforts would not be useful.

C.     Litigation

If the parties do not resolve the dispute through mediation within the period provided in Section A above, the parties may pursue any and/or all applicable legal and/or equitable remedies available to them.

EXHIBIT F
FORM OF TERMINATION AGREEMENT FOR MARKETING RIGHTS AND MARGIN AGREEMENT

Attached.

EXHIBIT G
FORM OF AMENDMENT TO
PRE-EXERCISE DISTRIBUTION AND TECHNOLOGY LICENSE AGREEMENT

Attached.

EXHIBIT H
FORM OF TRANSFER AGREEMENT FOR
THIRAM TECHNICAL REGISTRATION

[To be agreed to by the parties and attached after the date of this agreement]

EXHIBIT I
FORM OF CONSENT (MATERIAL CONTRACTS)
_______ ___, 2004

[ADDRESS]

Re: Consent to Change of Control of Gustafson LLC

Dear [Mr./Ms. ______]:

We are writing to advise you that GT Seed Treatment, Inc. ("GT Seed Treatment"), the owner of a fifty percent (50%) membership interest in Gustafson LLC ("Gustafson"), has entered into a purchase agreement, dated as of [_________], 2004 (the "Purchase Agreement") with Bayer CropScience LP ("Bayer"), the owner of the other fifty percent (50%) membership interest in Gustafson, pursuant to which GT Seed Treatment will sell its entire membership interest in Gustafson to Bayer. The closing of the transactions contemplated by the Purchase Agreement is subject to the satisfaction of various conditions but is expected to occur in [_________], 2004.

Pursuant to Section [___] of the [agreement] dated as of [_________], by and between Gustafson and you for [_______________], your consent to a change of control of Gustafson is required.

The purpose of this letter is to request your consent to the change of control of Gustafson contemplated by the Purchase Agreement. Please indicate your approval by signing the consent at the bottom of this letter and returning it to me by fax at [__________], with an original following by mail. If the transaction contemplated by the Purchase Agreement does not close for any reason, this consent will be null and void and without any force or effect whatsoever.

Very truly yours,

GUSTAFSON LLC

By:

Name: [___________]

Title: [__________]

ACKNOWLEDGED AND AGREED

TO THIS ____ DAY OF _________, 2004.

[COUNTERPARTY NAME]

By:

Name:

Title:

EXHIBIT J
FORM OF INCUMBENCY AND SPECIMEN CERTIFICATE

[To be agreed to by the parties and attached after the date of this agreement]

EXHIBIT K
FORM OF OFFICER'S CERTIFICATE REGARDING WARRANTIES

[To be agreed to by the parties and attached after the date of this agreement]

EXHIBITS L-1, L-2 and l-4
FORM OF SUPPLY AGREEMENTS (THIRAM, PCNB,
VITAVAX TECH)

[To be agreed to by the parties and attached after the date of this agreement]

EXHIBIT L-3
FORM OF SUPPLY AGREEMENT (VITAVAX TECH)

Attached.

EXHIBIT M
FORM OF DISTRIBUTOR AGREEMENT - EQUIPMENT

[To be agreed to by the parties and attached after the date of this agreement]

EXHIBIT  N
FORM OF DISTRIBUTOR AGREEMENT - VITAVAX FORMULATIONS
(U.S. AND mexico)

[To be agreed to by the parties and attached after the date of this agreement]

EXHIBIT O

FORM OF DISTRIBUTOR AGREEMENT -products to crompton outside the territory

[To be agreed to by the parties and attached after the date of this agreement]

EXHIBIT P-1
FORM OF US SERVICES TERMINATION AGREEMENT

[To be agreed to by the parties and attached after the date of this agreement]

EXHIBIT P-2
FORM OF AMENDMENT TO MEXICO SERVICES AGREEMENT

[To be agreed to by the parties and attached after the date of this agreement]

EXHIBIT Q
FORM OF BAYER LETTER AGREEMENT

Attached.

EXHIBIT R

[INTENTIONALLY OMITTED]

EXHIBIT S
FORM OF OPINION OF COUNSEL TO THE COMPANY

  The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.
  The Company has the limited liability company power and authority to (a) own its properties, (b) conduct its business as now conducted, and (c) enter into and perform its obligations under the Transaction Documents to which it is a party.
  The Transaction Documents to which the Company is a party have been duly authorized (at a duly convened meeting of Board of Managers of the Company at which meeting or prior meetings thereof the Transaction Documents and the transactions contemplated thereunder were described), executed and delivered by the Company and constitute valid, binding and enforceable obligations of the Company, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors' rights generally.
  Neither the execution and delivery by the Company of the Transaction Documents to which it is a party, nor the performance of its obligations thereunder, will result in the violation of any present law or present regulation of any governmental agency or authority of the United States or the State of Delaware applicable to the Company, or any order or decree of any court or governmental authority binding upon the Company, or the property of the Company, violate or result in a breach or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under any of the provisions of the Company's Certificate of Formation or LLC Agreement, or any material lease, indenture, loan agreement, mortgage, agreement or other instrument or any order, judgment or decree, to which the Company is a party or by which the Company may be adversely affected.
  No approval, authorization, consent or other order or action of or filing or registration with any court, administrative agency or other government authority is required for the execution, delivery and performance by the Company of the Transaction Documents to which it is a party, except for such approvals, authorizations, consents or orders obtained or filings or registrations made or contemplated by the Competition Acts.
  The issued and outstanding Membership Interests of the Company are (a) held of record by Bayer CropScience LP and GT Seed Treatment Inc., (b) have been duly authorized and are validly issued and are fully paid and nonassessable and (c) have not been issued in violation of the organizational documents of the Company. There are no agreements, commitments or contracts under which the Company may be obligated to issue or sell any other Membership Interests or other equity interests of the Company.

EXHIBIT T
FORM OF RELEASE AGREEMENT

Attached.

EXHIBIT U
EXISTING PRODUCTS

Attached.

EXHIBIT V-1

7.1(F) AGREEMENTS - THIRD PARTIES

1. Confidential Disclosure Agreement on Biologicals from Kumiai - Li-2-0897A dated September 11, 2003.

2. Confidential Disclosure Agreement on Crown product efficacy - Li-2-1122 dated January 15, 2004.

3. Confidential Disclosure Agreement on Biologicals testing with Certis Europe dated April 1, 2003.

4. Marketing Rights and Margin Agreement dated November 20, 1998 (as to Ipconazole).

5. Confidential Disclosure Agreement on MTI-446 - Li-2-0452 dated June 19, 2002.

EXHIBIT V-2

7.1(F) AGREEMENTS - CROMPTON ONLY

1. Contract Formulator Agreement dated November 18, 1998.

2. Confidential Disclosure Agreement on UBI-2791 and UBI-2787 - LI-7577 dated January 5, 2000.